Exhibit 10.130
AMENDED AND RESTATED FINANCING AGREEMENT
The CIT Group/Commercial Services, Inc.
(as Agent and Lender)
and
Bernard Chaus, Inc.
Cynthia Steffe Acquisition, LLC
and
S.L. Danielle Acquisition, LLC
(as Borrowers)
Dated: As of September 18, 2008

EXHIBITS

Exhibit B	Form of Revolving Loan Promissory Note
Exhibit C	Form of Assignment and Transfer Agreement
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	Form of Opinion
SCHEDULES

Schedule 1	Collateral Information

i

THE CIT GROUP/COMMERCIAL SERVICES, INC., a New York corporation, with offices located at 11 West 42nd Street, New York, New York 10036 (hereinafter “CIT”), and CIT as agent for the lenders (the “Agent”), and any other party which now or hereafter becomes a lender hereunder pursuant to Section 13 hereof (individually a “Lender” and collectively the “Lenders”) are pleased to confirm the terms and conditions under which the Lenders, acting through the Agent shall make revolving loans and other financial accommodations to BERNARD CHAUS, INC., a New York corporation (“Chaus”), S.L. DANIELLE ACQUISITION, LLC, a New York limited liability company (“Danielle Acquisition”) and CYNTHIA STEFFE ACQUISITION, LLC, a New York limited liability company (“CS Acquisition”) and together with Chaus and Danielle Acquisition, individually, a “Company” and collectively, the “Companies”, each with a principal place of business at 800 Secaucus Road, Secaucus, New Jersey 07094.
WHEREAS, the Companies, Agent and Lenders are parties to a Financing Agreement (as amended through the date hereof, the “Original Financing Agreement”) dated as of September 27, 2002 (the “Original Closing Date”) and related agreements and documents pursuant to which CIT extended to the Companies a Revolving Line of Credit in the amount of up to $40,000,000 of which $17,451,846.79 remains outstanding and a Term Loan in the original amount of $10,500,000 of which $1,805,100.00 remains outstanding (the “Original Term Loan”); and
WHEREAS, the Original Financing Agreement is scheduled to mature on October 1, 2008; and
WHEREAS, the Companies have requested that Agent and Lenders (i) renew the credit facility for an additional three years, (ii) make certain modifications to the terms and conditions set forth in the Original Financing Agreement and (iii) make certain financial accommodations as herein set forth; and
WHEREAS, under the terms and conditions hereof the Agent and Lenders have agreed to amend and restate the Original Financing Agreement all as provided herein.
NOW THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the Companies, Agent and Lenders hereby agree as follows:
AMENDMENT AND RESTATEMENT
As of the date of this Amended and Restated Financing Agreement among the Companies, Agent and Lenders (the “Financing Agreement”), the terms, conditions, covenants, agreements, representations and warranties contained in the Original Financing Agreement shall be deemed amended and restated in their entirety as follows and the Original Financing Agreement shall be consolidated with and into and superseded by this Financing Agreement without breaking continuity; provided, however, that nothing contained in this Financing Agreement shall impair, limit or affect the security interests heretofore granted, pledged and or assigned to Agent as security for the Obligations under the Original Financing Agreement and this Financing Agreement does not constitute a novation of the Original Financing Agreement or the security interests granted in connection therewith.

SECTION 1. Definitions.
Accounts shall mean any and all of the Companies’ now existing and future: (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to the Agent), including, without limitation, all accounts created by, or arising from, all of the Companies’ sales, leases, rentals of goods or renditions of services to its customers, including but not limited to, those accounts arising under any of the Companies’ trade names or styles, or through any of the Companies’ divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Companies; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.
Anniversary Date shall mean September 18, 2011 and September 18 in every year thereafter.
Anti-Terrorism Laws shall mean any and all laws, regulations, rules, orders, etc. in effect from time to time relating to anti-money laundering and terrorism, including, without limitation, Executive Order No. 13224 (effective September 24, 2001) and the USA Patriot Act.
Applicable Margin for each type of loan shall mean the applicable percentage specified below:

APPLICABLE MARGIN FOR BASE	APPLICABLE MARGIN FOR LIBOR
RATE LOANS	LOANS
0.50%	3.00%
Assignment and Transfer Agreement — shall mean the Assignment and Transfer Agreement in the form of Exhibit C hereto.
Assignment of Factoring Proceeds Agreement shall mean the Intercreditor Agreement and Assignment of Factoring Proceeds dated as of the Closing Date, among Factor, the Agent and the Companies.
Availability shall mean, at any time, the amount by which (a) the lesser of the Revolving Credit Limit or the Borrowing Base at such time exceeds (b) the sum at such time of the outstanding balance of the Revolving Loan Account plus the undrawn amount of all outstanding Letters of Credit.

Availability Reserve shall mean the sum of: (a) (i) three (3) months rental payments or similar charges for any of the Companies’ leased premises which contain material amounts of Collateral for which the Companies have not delivered to the Agent a landlord’s waiver in form and substance reasonably satisfactory to the Agent, plus (ii) three (3) months estimated payments plus any other fees or charges owing by the Companies to any applicable warehousemen or third party processor (as determined by the Agent in its reasonable business judgment), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) the opening or closing of a Collateral location and/or (y) any change in the amount of rental, storage or processor payments or similar charges; provided, however, that the foregoing amount, as it relates to any Collateral location, shall be reduced to zero upon delivery to the Agent of acceptable landlord waivers for such Collateral location; (b) any reserve which the Agent may reasonably require from time to time pursuant to the express terms of this Financing Agreement, (c) any reserve established by CIT under the Factoring Agreement, (d) Ledger Debt and (e) such other reserves against Availability as Agent deems necessary in the exercise of its reasonable business judgment as a result of (i) negative forecasts and/or trends in the Companies’ business, industry, prospects, profits, operations or financial condition or (ii) other issues, circumstances or facts that could otherwise negatively impact any Company or its business, prospects, profits, operations, industry, financial condition or assets.
Base Rate shall mean the rate of interest per annum announced by JPMorgan Chase Bank, N.A. (or its successor) from time to time as its prime rate in effect at its principal office in New York City, which rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers.
Base Rate Loans shall mean any loans or advances pursuant to this Financing Agreement made or maintained at a rate of interest based upon the Base Rate.
Blocked Person shall mean any Person: (i) listed in the annex to Executive Order No. 13224, (ii) owned or controlled by, or acting for or on behalf of, any Person listed in the annex to Executive Order No. 13224, (iii) with which CIT is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (v) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list, (vi) a Person that is named a “denied person” on the most current list published by the U.S. Commerce Department, or (vii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.
Borrowing Agent shall mean Bernard Chaus, Inc.
Borrowing Base shall mean the sum of (a) eighty-five percent (85%) of the Companies’ aggregate outstanding Eligible Accounts Receivable, provided that should dilution of the Borrower’s Trade Accounts Receivable, as determined by Agent, be equal to or exceed 12% in any rolling twelve month period, then such percentage shall be reduced by one percent (1%) with every one percent (1%) increase in dilution over 12%, plus (b) the lesser of (i) fifty percent (50%) of the aggregate value of the Companies’ Eligible Inventory, valued at the lower of cost or market, on a first in, first out basis, or (ii) the Inventory Loan Cap, plus (c) fifty percent (50%) of the aggregate amount of outstanding Eligible Documentary Letters of Credit, less (d) any applicable Availability Reserves, less (e) the Special Reserve.
Borrowing Base Certificate shall mean a certificate to be executed and delivered from time to time by the Companies in the form attached to this Financing Agreement as Exhibit D.
Business Day shall mean any day on which the Agent and JPMorgan Chase Bank are open for business.
Capital Expenditures shall mean, for any period, the aggregate expenditures of the Companies during such period on account of, property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected in the balance sheet of the Companies.
Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure in the balance sheet of the Companies.
CIT’s System shall mean CIT’s ACAR or other interest-based loan accounting and reporting system.
Client Risk Accounts shall have the meaning set forth in the Factoring Agreement.
Closing Date shall mean the date that this Financing Agreement has been duly executed by the parties hereto and delivered to the Agent.
Collateral shall mean all assets of each Company, including, without limitation, present and future Accounts, Equipment, Inventory and other Goods, Documents of Title, General Intangibles, Investment Property, Real Estate and Other Collateral.
Commitment shall mean each Lender’s commitment in accordance with this Financing Agreement to make Revolving Loans (the “Revolving Credit Commitment”), in the amount of their respective pro rata share set forth in schedules prepared by the Agent or the Assignment and Transfer Agreement executed by each such Lender.
Consolidated Balance Sheet shall mean a consolidated balance sheet for the Chaus and its Subsidiaries, eliminating all intercompany transactions and prepared in accordance with GAAP.
Copyrights shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.
Default shall mean any event specified in Section 10 hereof, which with the passage of time or giving of notice or both would constitute an Event of Default.

Default Rate of Interest shall mean a rate of interest per annum on any Obligations hereunder, equal to the sum of: (a) two percent (2%) and (b) the applicable increment over the Base Rate (as set forth in paragraph 8.1 hereof) plus the Base Rate, or the applicable increment over the LIBOR Rate (as set forth in paragraph 8.13 hereof) plus the LIBOR Rate, which the Agent shall be entitled to charge the Companies on all Obligations due the Agent on behalf of the Lenders by the Companies, as further set forth in Paragraph 10.2 of Section 10 of this Financing Agreement.
Depository Accounts shall mean the collection accounts, which are subject to the Agent’s instructions, as specified in Paragraph 3.4 of Section 3 of this Financing Agreement.
Documents of Title shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.
Due From Factor Accounts Receivable shall mean amounts due from Factor with respect to Trade Accounts Receivable which are purchased in each case by Factor under the Factoring Agreement and are and continue to be subject to the Assignment of Factoring Proceeds Agreement and which are and continue to be credit approved by Factor, not charged back to the Companies thereunder nor subject to any reserves thereunder. In addition (but without duplication of the foregoing), Trade Accounts Receivable that are purchased and not credit approved by Factor under the relevant Factoring Agreement may be deemed Eligible Accounts Receivable if such Trade Accounts Receivable are subject to a valid, exclusive (but for the Liens of Factor), first priority perfected security interest in favor of the Agent (subject only to the Lien of the Factor), for the benefit of the Agent and the Lenders, and conform to the warranties contained herein and which, at all times, continue to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of:
     (a) actual returns, disputes, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), plus
     (b) reserves for such Trade Accounts Receivable that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Companies have complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation to the Agent’s satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks acceptable to the Agent having a place of business in the United States of America, or (y) to customers residing in Canada, provided that such Accounts are payable in United States Dollars; (iii) Client Risk Accounts that remain unpaid more than of ninety (90) days from invoice date; (iv) contra accounts; (v) sales to any Company or other Person affiliated with any Company or any subsidiary of any Company; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; (viii) with respect to Client Risk Accounts, all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than the earlier of ninety (90) days from invoice date; and (ix) sales to any customer and/or its affiliates to the extent the aggregate outstanding amount of such sales at any time exceed forty percent (40%) or more of all Eligible Accounts Receivable at such time; (x) pre-billed receivables and receivables arising from progress billings; and (xi) sales not payable in United States currency, with respect to Client Risk Accounts; plus
     (c) reserves against Trade Accounts Receivable as the Agent deems necessary in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Agent or the Lenders; plus
     (d) Trade Accounts Receivable (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason; (ii) that do not comply in all material respects with the requirements of all applicable laws and regulations; and (iii) which represent a sale on a bill-and-hold, guaranteed sale, sale-and-return, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis.
Early Termination Date shall mean the date on which the Companies terminate this Financing Agreement or the Revolving Line of Credit which date is prior to an Anniversary Date.
Early Termination Fee shall (a) mean the fee the Agent on behalf of the Lenders is entitled to charge the Companies in the event the Companies voluntarily terminate the Revolving Line of Credit or this Financing Agreement on a date prior to an Anniversary Date; and (b) equal (x) 2.0% of the Revolving Credit Limit if the Early Termination Date occurs on or before one (1) year from the Closing Date, (y) 1% of the Revolving Credit Limit if the Early Termination Date occurs after one (1) year from the Closing Date but on or before two (2) years from the Closing Date; and (z) 0.50% of the Revolving Credit Limit if the Early Termination Date occurs after two (2) years from the Closing Date; provided, however, no Early Termination Fee shall be payable in the event the Companies voluntarily terminate the Revolving Line of Credit or this Financing Agreement within 120 days of the Anniversary Date.
EBITDA shall mean, in any period, the consolidated earnings of Chaus and its Subsidiaries before all (i) interest and tax obligations, (ii) depreciation and (iii) amortization for said period, all determined in accordance with GAAP on a consistent basis with the latest audited consolidated financial statements of Chaus and its Subsidiaries, but excluding the effect of extraordinary and/or non-reoccurring gains or losses for such period.
Eligible Accounts Receivable shall mean, as to any Company, the gross amount of such Company’s (i) Due from Factor Account Receivables plus (i) solely from the Closing Date through and including the Factoring Takeover Date, without duplication of any Due from Factor Account Receivables, the amount of such Company’s Eligible Trade Accounts Receivable.
Eligible Assignee shall mean (i) a Lender; (ii) an Affiliate of a Lender; (iii) any Person which purchases a controlling interest in the assets or equity of a Lender or otherwise succeeds to the business of a Lender, (iv) a commercial bank organized under the laws of the United States of America, or any State thereof, and having total assets in excess of $500,000,000; (v) a savings association or savings bank organized under the laws of the United States of America, or any State thereof, and having total assets in excess of $500,000,000; (vi) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (“OECD”) or has included special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrower or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States of America; (vii) the central bank of any country that is a member of the OECD; and (viii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans (of a size similar to the Loans) in the ordinary course of its business and having total assets in excess of $500,000,000; provided, however, that neither any Company nor any Affiliate of any Company shall qualify as an Eligible Assignee under this definition.
Eligible Documentary Letters of Credit shall mean documentary Letters of Credit covering the Companies’ Eligible Inventory consisting of finished goods Inventory being imported by the Companies to the United States.
Eligible Inventory shall mean the gross amount of the Companies’ Inventory that is subject to a valid, first priority and perfected security interest in favor of the Agent, on behalf of the Lenders, subject to no other Liens (except Permitted Encumbrances) and which conforms to the warranties contained herein and which, at all times, continues to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, any (a) work-in-process, (b) supplies, (c) Inventory not present in the United States of America (except as set forth in paragraph (e) below), (d) Inventory returned or rejected by the Companies’ customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to the Companies’ suppliers, any (e) Inventory in transit to third parties (other than finished goods Inventory in transit to such Company’ agents or warehouses and with respect to which the following criteria have been satisfied in the sole judgment of Agent: (i) title with respect to such Inventory has passed to Companies, (ii) such Inventory is insured against types of loss, damage, hazards and risks, and in amounts, satisfactory to Agent in its discretion, (iii) such Inventory has been paid for or purchased under a documentary Letter of Credit which has been consigned to Agent in a manner satisfactory to Agent and (iv) Agent shall have in its possession (1) all negotiable bills of lading and other documents of title with respect to such Inventory properly endorsed and (2) all non-negotiable bills of lading and other documents of title with respect to such Inventory issued in Agent’s name), or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to the Agent) and the Agent shall have a first priority perfected security interest in such Inventory, and (f) less any reserves required by the Agent in its reasonable discretion, including without limitation for special order goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.
Eligible Trade Accounts Receivables shall mean the Trade Accounts Receivable of a Company that are subject to a valid, first priority and perfected security interest in favor of the Agent, for the benefit of the Agent and the Lenders, and conform to the warranties contained herein and which, at all times, continue to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of:
     (a) actual returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), plus
     (b) reserves for such Trade Accounts Receivable that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Companies have complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation to the Agent’s satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks acceptable to the Agent having a place of business in the United States of America, or (y) to customers residing in Canada, provided that such Accounts are payable in United States Dollars; (iii) Accounts that remain unpaid more than the earlier of ninety (90) days from invoice date; (iv) contra accounts; (v) sales to any Company or other Person affiliated with any Company or any subsidiary of any Company; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than the earlier of ninety (90) days from invoice date or sixty (60) days from due date; (ix) sales to any customer and/or its affiliates to the extent the aggregate outstanding amount of such sales at any time exceed forty percent (40%) or more of all Eligible Accounts Receivable at such time; (x) pre-billed receivables and receivables arising from progress billings; and (xi) sales not payable in United States currency; plus
     (c) reserves against Trade Accounts Receivable as the Agent deems necessary in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Agent or the Lenders; plus
     (d) Trade Accounts Receivable (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason; (ii) that do not comply in all material respects with the requirements of all applicable laws and regulations; and (iii) which represent a sale on a bill-and-hold, guaranteed sale, sale-and-return, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis.
Equipment shall mean all present and hereafter acquired equipment (as defined in the UCC) which is owned by the Companies, including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.
Eurocurrency Reserve Requirements for any day, as applied to a LIBOR Loan, shall mean the aggregate (without duplication) of the maximum rates of reserve requirements (expressed as a decimal fraction) in effect with respect to the Agent and/or any present or future Lender or participant on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by the Agent and/or any such Lenders or participants (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).
Event(s) of Default shall have the meaning provided for in Section 10 of this Financing Agreement.
Factor shall mean The CIT Group/Commercial Services, Inc. in its capacity as Factor pursuant to the Factoring Agreement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any reference herein or in any other Loan Document to “Factor” shall not include CIT in its capacity as “Agent” or “Lender” and any reference herein or in any Loan Document to “Agent” or “Lender” shall not include CIT in its capacity as “Factor”.
Factored Accounts shall mean Accounts which are factored pursuant to the Factoring Agreement.
Factoring Agreement shall mean, that certain Amended and Restated Factoring Agreement dated as of the Closing Date by and among the Companies and CIT, as such agreement may be amended, modified and supplemented from time to time.
Factoring Takeover Date shall mean October 15, 2008.
Fiscal Quarter shall mean, with respect to the Companies, each three (3) month period ending December 31, March 31, June 30 and September 30 of each Fiscal Year.
Fiscal Year shall mean each twelve (12) month period commencing on July 1 of each year and ending on the following June 30.
Fixed Charge Coverage Ratio shall mean, for the relevant period, the ratio determined by dividing EBITDA by the sum of (a) all interest obligations paid or due, (b) Capital Expenditures actually incurred, and (c) all federal, state and local income tax expenses due and payable.
GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided that in the event the Companies modify their accounting principles and procedures as applied as of the Closing Date, the Companies shall provide to the Agent and the Lenders such statements of reconciliation as shall be in form and substance reasonably acceptable to the Agent.
General Intangibles shall mean all of the Companies’ present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, logos and any other designs or sources of business identities, (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) all applications with respect to the foregoing, (g) all right, title and interest in and to any and all extensions and renewals, (h) goodwill with respect to any of the foregoing, (i) any other forms of similar intellectual property, (j) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between any Company and any licensee of any General Intangibles of any Company.
Goods shall mean all present and hereafter acquired goods (as defined in the UCC) and all proceeds thereof.
Guaranties shall mean the guaranty documents executed and delivered by the Guarantors guaranteeing the Obligations.
Guarantors shall mean (i) Bernard Chaus International (Hong Kong), Inc., a Delaware corporation, (ii) Bernard Chaus International (Korea), Inc., a Delaware corporation and (iii) Bernard Chaus International (Taiwan), Inc., a Delaware corporation.
Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.
Insurance Proceeds shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.
Interest Expense shall mean the total interest obligations (paid or accrued) of the Companies determined in accordance with GAAP, on a consistent basis with the latest audited statements of the Companies.
Interest Period shall mean:
     (a) with respect to any initial request by the Companies for a LIBOR Loan, a one month, two month or three month period commencing on the borrowing or conversion date with respect to a LIBOR Loan and ending one, two or three months thereafter, as applicable; and
     (b) thereafter with respect to any continuation of, or conversion to, a LIBOR Loan, at the option of the Companies, any one month, two month or three month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two or three months thereafter, as applicable;
provided that, the foregoing provisions relating to Interest Periods are subject to the following:
(i) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would extend such payment into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;
(ii) any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Interest Period) shall end on the last Working Day of a calendar month; and
(iii) for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) JPMorgan Chase Bank quotes an applicable rate or the Agent determines LIBOR, as provided in the definition of LIBOR, (y) the LIBOR determined by JPMorgan Chase Bank or the Agent will adequately and fairly reflect the cost of maintaining or funding its loans bearing interest at LIBOR, for such Interest Period, and (z) such Interest Period will end on or before the earlier of Anniversary Date or the last day of the then current term of this Financing Agreement. If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Companies shall continue to pay interest on the Obligations at the applicable per annum rate based upon the Base Rate.
Inventory shall mean all of the Companies’ present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods — and all proceeds thereof of whatever sort.
Inventory Loan Cap shall mean the lesser of (i) $12,000,000 or (ii) the amount of Revolving Loans made against the value of Eligible Accounts Receivable.
Investment Property shall mean all now owned and hereafter acquired investment property (as defined in the UCC) together will all stock and other equity interest in any Company’s subsidiaries and all proceeds thereof.
Issuer shall mean the financial institution issuing Letters of Credit for the Companies.
Ledger Debt shall mean any Indebtedness for goods or services purchased or obtained by the Companies from any party whose Accounts are factored or financed by CIT.
Letters of Credit shall mean all letters of credit issued with the assistance of the Agent, on behalf of the Lenders, in accordance with Section 5 hereof by the Issuer for or on behalf of the Companies.

Letter of Credit Guaranty shall mean the guaranty delivered by the Agent, on behalf of the Lenders, to the Issuer of the Companies’ reimbursement obligations under the Issuer’s reimbursement agreement, application for Letter of Credit or other like document.
Letter of Credit Guaranty Fee shall mean the fee the Agent, on behalf of the Lenders, may charge the Companies under Paragraph 8.3 of Section 8 of this Financing Agreement for: (a) issuing a Letter of Credit Guaranty, and/or (b) otherwise aiding the Companies in obtaining Letters of Credit, all pursuant to Section 5 hereof.
Letter of Credit Sub-Line shall mean the commitment of the Lenders to assist the Companies in obtaining Letters of Credit, pursuant to Section 5 hereof, in an aggregate amount not to exceed $12,000,000.
Leverage Ratio shall mean the ratio determined by dividing Total Liabilities by Tangible Net Worth.
LIBOR shall mean, at any time of determination, and subject to availability, for each applicable Interest Period, a variable rate of interest equal to: (a) at the Agent’s election (i) the applicable LIBOR quoted to the Agent by JPMorgan Chase Bank (or any successor thereof), or (ii) the rate of interest determined by the Agent at which deposits in U.S. dollars are offered for the relevant Interest Period based on information presented on Telerate Systems at Page 3750 as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided that, if at least two such offered rates appear on the Telerate System at Page 3750 in respect of such Interest Period, the arithmetic mean of all such rates (as determined by the Agent) will be the rate used; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of Eurocurrency Reserve Requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.
LIBOR Lending Office with respect to the Agent, shall mean the office of JPMorgan Chase Bank, or any successor thereof, maintained at 270 Park Avenue, New York, NY 10017 or such other office identified by JPMorgan Chase Bank from time to time.
LIBOR Loan shall mean any loans made pursuant to this Financing Agreement which are made or maintained at a rate of interest based upon LIBOR, provided that (i) no Default or Event of Default has occurred hereunder, which has not been waived in writing by the Required Lenders, and (ii) no LIBOR Loan shall be made with an Interest Period that ends subsequent to an Anniversary Date or any applicable Early Termination Date.
Line of Credit shall mean the aggregate commitment of the Lenders to (a) make Revolving Loans pursuant to Section 3 of this Financing Agreement and (b) assist the Companies in opening Letters of Credit pursuant to Section 5 of this Financing Agreement in the aggregate amount not to exceed the Revolving Credit Limit; provided that nothing herein shall be deemed to increase any Lenders commitment hereunder, and which commitment shall be set forth in the applicable schedules maintained by the Agent or the Assignment and Transfer Agreements executed by such Lender.

Line of Credit Fee shall: (a) mean the fee due the Agent at the end of each month for the Line of Credit, and (b) be determined by multiplying the difference between (i) the Revolving Line of Credit, and (ii) the sum, for said month, of (x) the average daily balance of Revolving Loans plus (y) the average daily balance of Letters of Credit outstanding for said month, by three-eighths of one percent (3/8%) per annum for the number of days in said month.
Loan Documents shall mean this Financing Agreement, the Promissory Note, the Guaranties, the other closing documents and any other ancillary loan and security agreements executed from time to time in connection with the Original Financing Agreement, this Financing Agreement, and/or the Factoring Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.
Loan Facility Fee shall mean the fee payable to the Agent and the Lenders (as applicable) in accordance with, and pursuant to, the provisions of Paragraph 8.8 of Section 8 of this Financing Agreement.
Obligations shall mean all loans, advances and extensions of credit made or to be made by the Agent and/or the Lenders to the Companies, or to others for the Companies’ account (including, without limitation, all Revolving Loans and Letter of Credit Guaranties); any and all indebtedness and obligations which may at any time be owing by the Companies to the Agent and/or the Lenders howsoever arising, whether now in existence or incurred by the Companies from time to time hereafter; whether principal, interest, fees, costs, expenses or otherwise; whether secured by pledge, lien upon or security interest in any of the Companies’ Collateral, assets or property or the assets or property of any other Person; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Companies are liable to the Agent and/or the Lenders for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to the Agent and/or the Lenders by the Companies under any Loan Document, the Factoring Agreement or under any other agreement or arrangement now or hereafter entered into between any Company and the Agent and/or the Lenders; indebtedness or obligations incurred by, or imposed on, the Agent and/or the Lenders as a result of environmental claims arising out of any Company’s operations, premises or waste disposal practices or sites in accordance with paragraph 7.7 hereof; any Company’s liability to the Agent and/or the Lenders as maker or endorser of any promissory note or other instrument for the payment of money; any Company’s liability to the Agent and/or the Lenders under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent and/or the Lenders may make or issue to others for such Company’s account, including any Letter of Credit Guaranty or other accommodation extended by CIT with respect to applications for Letters of Credit, the Agent’s and/or the Lenders’ acceptance of drafts or the Agent’s and/or the Lenders’ endorsement of notes or other instruments for the Companies’ account and benefit and Ledger Debt.
Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.
Original Closing Date shall have the meaning provided for such term in the Recital to this Agreement.

Original Financing Agreement shall have the meaning provided for such term in the Recital to this Agreement.
Original Term Loan shall have the meaning provided for such term in the Recital to this Agreement.
Other Collateral shall mean all now owned and hereafter acquired lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; all other deposit accounts and all Investment Property; all cash and other monies and property in the possession or control of the Agent and/or any of the Lenders; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and all cash and non-cash proceeds of the foregoing.
Out-of-Pocket Expenses shall mean all of the Agent’s (and the Lenders upon the occurrence of an Event of Default which is not waived by the Required Lenders) present and future out-of-pocket expenses actually incurred relative to this Financing Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, but shall not be duplicative of any other fees or expenses set forth in this Agreement, without being limited to: the cost of record searches, all out-of-pocket costs and expenses incurred by the Agent in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges, any charges imposed on the Agent due to returned items and “insufficient funds” of deposited checks and the Agent’s standard fees relating thereto, any amounts paid by, incurred by or charged to, the Agent and/or the Lenders by the Issuer under a Letter of Credit Guaranty or the Companies’ reimbursement agreement, application for Letters of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and the Agent’s standard fees relating to the Letters of Credit and any drafts thereunder, travel, lodging and similar expenses of the Agent’s personnel in connection with inspecting and monitoring the Collateral from time to time hereunder, any applicable reasonable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, all expenses, costs and fees set forth in Paragraph 10.3 of Section 10 of this Financing Agreement.
Overadvances shall mean the amount by which (a) the sum of all outstanding Revolving Loans, Letters of Credit and advances made hereunder exceed (b) the Borrowing Base.
Patents shall mean all of the Companies’ present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Companies, and all income, royalties, cash and non-cash proceeds thereof.
Permitted Acquisition shall mean the acquisition by a Company (whether of stock or substantially all of the assets of a business or business division as a going concern or by means of a merger or consolidation) which satisfies each of the following conditions: (i) such other Person shall operate in the same line of business as the Companies, (ii) no Default or Event of Default shall have occurred and be continuing and none shall exist after giving effect to such Permitted

Acquisition, (iii) the Companies shall have furnished the Agent with ten (10) Business Days prior notice of such intended acquisition and shall have furnished the Agent with (A) a current draft of the acquisition agreement and other acquisition documents, (B) a summary of any due diligence undertaken by the Companies in connection with such acquisition subject to customary disclaimers from advisors to the Companies, (C) appropriate financial statements of the Person which is the subject of such acquisition to the extent and in the form available to the Companies, (D) pro forma projected financial statements of the Companies after giving effect to such acquisition, together with a pro forma compliance certificate with respect to the financial covenants set forth in Section 7 Paragraph 7.10 of this Financing Agreement for the following twelve (12) month period, and (E) such other information as the Agent may reasonably require (including, without limitation, discussions with management of the acquired Person and a review of its books and records), (iv) if a Company or its Subsidiary shall merge with such other Person, such Company or Subsidiary shall be the surviving party of such merger, (v) the cash portion of the purchase price for the acquisition shall be funded solely from equity contributions to the Companies and not from the proceeds of any Revolving Loans or the incurrence of any Indebtedness (other than Subordinated Debt) or from any other assets of the Companies, (vi) if such Person shall become a Subsidiary of a Company, such new Subsidiary shall, in the discretion of the Agent, either become a party hereto (pursuant to documentation in form and substance satisfactory to the Agent) or execute a guaranty in form and substance satisfactory to the Agent pursuant to which such new Subsidiary guarantees to the Lenders and the Agent the payment and performance of the Obligations, (vii) the Companies, and if such Person becomes a Subsidiary of a Company, such new Subsidiary, shall take such steps as are necessary to grant to the Agent, for the benefit of the Lenders and the Agent, a legal, valid and enforceable first priority security interest in all of the assets (including stock) acquired in connection with such Permitted Acquisition (subject to Permitted Encumbrances), (viii) such acquisition shall have been approved by a majority of the board of directors (or the equivalent governing body) of the Person which is the subject of such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law, and (ix) after giving effect to such acquisition, the Agent shall be satisfied in its reasonable discretion that, on a pro forma basis for the twelve months following the consummation of such acquisition and after giving effect thereto, the Companies shall be in compliance with the financial performance covenants set forth in Section 7 Paragraph 7.10 of this Financing Agreement, whether or not then applicable.
Permitted Encumbrances shall mean: (a) liens existing on the date hereof on specific items of Equipment and other liens expressly permitted, or consented to in writing by the Agent and/or the Required Lenders; (b) Purchase Money Liens; (c) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed $100,000.00 in the aggregate at any one time; (d) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Companies in accordance with GAAP; (e) deposits made (and the liens thereon) in the ordinary course of business of the Companies (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (f) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (A) do not materially interfere with the occupation, use or enjoyment by the Companies of its business or property so encumbered and (B) in the reasonable business judgment of the Agent do not materially and adversely affect the value of such Real Estate; and (g) liens granted the Agent by the Companies; (h) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $100,000.00 (other than liens bonded or insured to the reasonable satisfaction of the Agent); (i) tax liens which are not yet due and payable or which are being diligently contested in good faith by the Companies by appropriate proceedings, and which liens are not (x) filed on any public records, (y) other than with respect to Real Estate, senior to the liens of the Agent or (z) for Taxes due the United States of America or any state thereof having similar priority statutes, as further set forth in paragraph 7.6 hereof and (j) Liens arising under the Factoring Agreement.
Permitted Indebtedness shall mean (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) the Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under the Letters of Credit and this Financing Agreement; (d) deferred Taxes and other expenses incurred in the ordinary course of business; (e) the Indebtedness arising by and between a Company and another Company or a Company and a Guarantor to the extent such Guarantor is domiciled in the United States and Agent has a first priority perfect security interest on all of its assets, (f) other Indebtedness existing on the date of execution of this Financing Agreement and listed in the most recent financial statement delivered to the Agent and the Lenders or otherwise disclosed to the Agent and the Lenders in writing prior to the Closing Date, (g) Subordinated Debt and (h) Indebtedness of the Companies owed to the seller in any acquisition permitted hereunder constituting part of the purchase price thereof, or issued to finance any portion of the purchase price thereof.
Permitted Investments shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within ninety (90) days from the date of acquisition thereof; (b) commercial paper maturing no more than ninety (90) days from the date issued (i) by any Lender (or its holding company) or (ii) at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Rating Services or at least P-1 from Moody’s Investors Service, Inc.; (c) certificates of deposit or bankers’ acceptances maturing within ninety (90) days from the date of issuance thereof issued by, or repurchase agreements backed by United States governmental securities from (i) any Lender or (ii) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 and whose debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency and not subject to setoff rights in favor of such bank; and (d) United States money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

Person shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
Promissory Notes shall mean the note, in the form of Exhibit B attached hereto, delivered by the Companies to the Agent to evidence the Revolving Loans, pursuant to, and repayable in accordance with, the provisions of Section 3 of this Financing Agreement.
Purchase Money Liens shall mean liens on any item of Equipment acquired after the date of this Financing Agreement provided that (a) each such lien shall attach only to the property to be acquired, (b) a description of the Equipment so acquired is furnished to the Agent and (c) the debt incurred in connection with such acquisitions shall not exceed, in the aggregate, $250,000 in any Fiscal Year.
Real Estate shall mean the Companies’ fee interests in its real property.
Required Lenders shall mean the Lenders holding aggregate commitments under this Financing Agreement in an amount of 51% or more.
Revolving Credit Limit shall mean $30,000,000.
Revolving Line of Credit shall mean the aggregate commitment of the Lenders to make loans and advances pursuant to Section 3 of this Financing Agreement and issue Letters of Credit Guaranties pursuant to Section 5 hereof to the Companies, in an aggregate amount not to exceed the Revolving Credit Limit.
Revolving Loan Account shall mean the account on the Agent’s books, in the Companies’ name, in which the Companies will be charged with all Obligations under this Financing Agreement.
Revolving Loans shall mean the loans and advances made, from time to time, to or for the account of the Companies by the Agent, on behalf of the Lenders, pursuant to Section 3 of this Financing Agreement.
Settlement Date shall mean the date, weekly, and more frequently, at the discretion of the Agent, upon the occurrence of an Event of Default or a continuing decline or increase of the Revolving Loans that the Agent and the Lenders shall settle amongst themselves so that (a) the Agent shall not have, as the Agent, any money at risk and (b) on such Settlement Date the Lenders shall have a pro rata amount of all outstanding Revolving Loans and Letters of Credit, provided that each Settlement Date for a Lender shall be a Business Day on which such Lender and its bank are open for business.
Special Reserve shall mean $2,000,000, provided that the Special Reserve shall equal $0 from January 1, 2009 through and including January 31, 2009.

Subordinated Debt shall mean all indebtedness of the Companies (and the notes evidencing such indebtedness) that is subordinated to the prior payment and satisfaction of the Obligations pursuant to subordination agreements and/or subordination provisions of the respective debt instruments in each case in form and substance reasonably satisfactory to the Agent.
Subsidiaries shall mean the wholly-owned subsidiaries of any Company.
Tangible Net Worth shall mean at any date of determination, an amount equal to (a) Total Assets excluding such other assets as are properly classified as intangible assets under GAAP, minus (b) Total Liabilities, and shall be determined in accordance with GAAP, on a consistent basis with the latest audited consolidated financial statements of Chaus and its Subsidiaries.
Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by any Company with respect to its business, operations, Collateral or otherwise.
Total Assets shall mean total assets determined in accordance with GAAP, on a basis consistent with the latest audited consolidated financial statements of any Company and its Subsidiaries.
Total Liabilities shall mean total liabilities determined in accordance with GAAP, on a basis consistent with the latest audited consolidated financial statements of any Company and its Subsidiaries.
Trade Accounts Receivable shall mean that portion of any Companies’ Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of such Company’ business.
Trademarks shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.
UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the state of New York.
Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.
SECTION 2. Conditions Precedent.
     The obligation of the Agent and the Lenders to make the initial loans hereunder is subject to the satisfaction of, extension of or waiver of (in writing), on or prior to, the Closing Date, the following conditions precedent:
          (a) Financing Agreement and Other Loan Documents. The Agent shall have received copies of this Financing Agreement from each of the parties hereto, including from each of the Companies and the Lenders in sufficient quantities as determined by the Agent, together with copies of the Promissory Notes and all Loan Documents necessary to consummate the lending arrangements contemplated by this Financing Agreement.
          (b) Lien Searches. The Agent shall have received tax lien, judgment lien and Uniform Commercial Code searches from all jurisdictions reasonably required by the Agent, and such searches shall verify that the Agent, for the benefit of the Agent and the Lenders, has a first priority security interest in the Collateral, subject to Permitted Encumbrances.
          (c) Casualty Insurance — The Companies shall have delivered to the Agent evidence satisfactory to the Agent that casualty insurance policies listing the Agent as additional insured, loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Paragraph 7.5 of Section 7 of this Financing Agreement.
          (d) UCC Filings — Any financing statements required to be filed in order to create, in favor of the Agent, on behalf of the Lenders, a first perfected security interest in the Collateral, subject only to the Permitted Encumbrances, shall have been properly filed in each office in each jurisdiction required in order to create in favor of the Agent for the benefit of the Lenders a perfected lien on the Collateral. The Agent shall have received acknowledgment copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made) and the Agent shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.
          (e) Board Resolution — The Agent shall have received a copy of the resolutions of the Board of Directors or equivalent authority of each of the Companies and the Guarantors (as the case may be) authorizing the execution, delivery and performance of (i) this Financing Agreement, (ii) the Guaranties, and (iii) any related agreements, in each case certified by the Secretary or Assistant Secretary of each Company and the Guarantors (as the case may be) as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of each Company and the Guarantors (as the case may be) as to the incumbency and signature of the officers of each Company and/or the Guarantors executing such Loan Documents and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.
          (f) Corporate Organization — The Agent shall have received (i) a copy of the Certificate of Incorporation or equivalent document of the Companies and the Guarantors certified by the Secretary of State of the state of its incorporation, and (ii) a copy of the By-Laws or equivalent document of the Companies certified by the Secretary or Assistant Secretary thereof, all as amended through the date hereof.
          (g) Officer’s Certificate — The Agent shall have received an executed Officer’s Certificate of the Companies, satisfactory in form and substance to the Agent, certifying that to the best of his or her knowledge (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Closing Date; (ii) the Companies is in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred.

          (h) Opinions — Counsel for the Companies and the Guarantors shall have delivered to the Agent on behalf of the Lenders opinions substantially in the form of Exhibit E hereto and otherwise satisfactory to the Agent.
          (i) Absence of Default — No Default or Event of Default shall have occurred and be continuing and, since June 30, 2008, no material adverse change shall have occurred in the financial condition, business, assets or prospects, of the Companies and its Subsidiaries.
          (j) Legal Restraints/Litigation — As of the Closing Date, there shall be no: (x) litigation, investigation or proceeding (judicial or administrative) pending or, to the knowledge of the Companies, threatened against the Companies or the Guarantors or their assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement; (y) injunction, writ or restraining order restraining or prohibiting the financing arrangements contemplated under this Financing Agreement; or (z) suit, action, investigation or proceeding (judicial or administrative) pending against the Companies or the Guarantors or their assets, which, in the opinion of the Agent, if adversely determined, could reasonably be expected to have a material adverse effect on the business, operation, assets, financial condition or Collateral of the Companies and/or the Guarantors.
          (k) Examination & Verification; Net Availability; Projections. The Agent shall have completed and be satisfied with an updated examination and verification of the Accounts, Inventory and the books and records of the Companies, and such examination shall indicate that (i) no material adverse change has occurred in the financial condition, business, prospects, profits, operations or assets of Chaus, the Companies’ Subsidiaries or the Guarantors since June 30, 2007 and (ii) that, after giving effect to all Revolving Loans, advances and extensions of credit to be made at closing, the Companies shall have an opening additional Availability (which, for the avoidance of doubt, is calculated by deducting the Special Reserve from the Borrowing Base) of at least $1,000,000.00, as evidenced by a Borrowing Base Certificate delivered by the Companies to the Agent as of the Closing Date. It is understood that such requirement contemplates that all debts and obligations are current, and that all payables are being handled in the normal course of the Companies’ business and consistent with its past practice. In addition, the Companies shall have delivered to the Agent, and the Agent shall be satisfied with, balance sheet, income statement, cash flows and Availability projections for the Companies on a consolidated basis for not less than twelve (12) months following the Closing Date.
          (l) Depository Accounts; Payment Direction. (i) The Companies or the Agent, on behalf of the Lenders, shall have established one or more Depository Accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral, and (ii) the Agent, the applicable Companies and each depository bank shall have entered into a Depository Account Control Agreement with respect to each Depository Account.
          (m) Repayment of Term Loan and Accrued Interest. All loans and obligations of the Companies and the Guarantors with respect to the Original Term Loan, including without limitation all principal and interest accrued thereon, and all other interest and fees accrued under the Original Financing Agreement, shall be paid or satisfied in full utilizing the proceeds of the initial Revolving Loans to be made under this Financing Agreement on the Closing Date.

          (n) Compliance with Laws — Neither this Financing Agreement nor any of the transactions contemplated in connection herewith: (i) present any material exposure under any laws relating to bulk sales, fraudulent conveyances or similar matters, or (ii) could reasonably be expected to have a material adverse effect on any license agreement of the Companies or any of their affiliates.
          (o) Guaranties — The Guarantors shall have executed and delivered to the Agent guaranties, in form acceptable to the Agent, guaranteeing all present and future Obligations of the Companies.
          (p) Pledge Agreement — The Companies, as the case may be, shall (i) execute and deliver to the Agent, on behalf of the Lenders, a pledge and security agreement pledging to the Agent, on behalf of the Lenders, as additional collateral for the Obligations of the Companies not less than 100% of the issued and outstanding stock of all Subsidiaries of the Companies and, (ii) deliver to the Agent, on behalf of the Lenders, to the extent such stock is certificated, the stock certificates evidencing such stock together with duly executed stock powers (undated and in-blank) with respect thereto, all in form and substance satisfactory to CIT.
          (q) Collateral Assignment of Licenses. Agent shall have received true and correct copies of all material licensing agreements with respect to Patents, Trademarks and other intellectual property with respect to which any Company is licensor or licensee.
          (r) Additional Documents — The Companies shall have executed and delivered to the Agent all Loan Documents necessary to consummate the lending arrangement contemplated between the Companies, the Agent and the Lenders.
          (s) Disbursement Authorization — The Companies shall have delivered to the Agent all information necessary for the Agent and the Lenders to issue wire transfer instructions on behalf of the Companies for the initial and subsequent loans and/or advances to be made under this Financing Agreement including, but not limited to, disbursement authorizations in form acceptable to the Agent.
          (t) Schedules — The Companies or their counsel shall provide the Agent with schedules of: (a) any of the Companies’ and its Subsidiaries (i) Trademarks, (ii) Patents, and (iii) Copyrights, as applicable and all in such detail as to provide appropriate recording information with respect thereto, (b) any tradenames, (c) monthly rental payments for any leased premises or any other premises where any Collateral may be stored or processed, and (d) Permitted Liens, all of the foregoing in form and substance satisfactory to the Agent.
          (u) Factoring Documentation — Agent shall have received (i) a copy of the Factoring Agreement executed and delivered by the Companies, (ii) Certified Resolutions and (iii) all other agreements, documents and instruments executed in connection therewith each in form and substance satisfactory to Agent. The Companies, CIT as Factor and agent shall have entered into an Assignment of Factoring Proceeds Agreement in form and substance satisfactory to Agent.

Upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as otherwise set forth hereinabove or as the Companies and the Agent shall otherwise agree in writing.
     2.1. Conditions to Each Extension of Credit. Subject to the terms of this Financing Agreement, including without limitation the Agent’s rights pursuant to paragraph 10.2 of Section 10 hereof, the agreement of the Agent on behalf of the Lenders to make any extension of credit requested to be made by it to the Companies on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:
          (a) Representations and Warranties — Each of the representations and warranties made by the Companies in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representation expressly relates to an earlier date.
          (b) No Default — No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.
          (c) Borrowing Base — Except as may be otherwise agreed to from time to time by the Agent and the Companies in writing, after giving effect to the extension of credit requested to be made by the Companies on such date, the aggregate outstanding balance of the Revolving Loans and outstanding Letters of Credit owing by the Companies will not exceed the lesser of (i) the Revolving Line of Credit or (ii) the Borrowing Base.
Each borrowing by the Companies hereunder shall constitute a representation and warranty by the Companies as of the date of such loan or advance that each of the representations, warranties are true and correct and that the Companies are not then in default under any of the covenants contained in the Financing Agreement, except as the Companies and the Agent and/or the Required Lenders shall otherwise agree herein or in a separate writing.
SECTION 3. Revolving Loans
     3.1. (a) The Agent and the Lenders agree, subject to the terms and conditions of this Financing Agreement, from time to time (but subject to the Agent’s and the Lenders’ right to make “Overadvances”), to make loans and advances to the Companies on a revolving basis (i.e. subject to the limitations set forth herein, the Companies may borrow, repay and re-borrow Revolving Loans). Such requests for loans and advances shall be in amounts not to exceed the lesser of (a) the Availability or (b) the Revolving Line of Credit. All requests for loans and advances must be received by an officer of the Agent no later than (i) 11:00 a.m., New York time, of the Business Day on which any such Base Rate Loans and advances are required or (ii) three (3) Business Days prior to any requested LIBOR Loan. Should the Agent for any reason honor requests for Overadvances, any such Overadvances shall be made in the Agent’s sole discretion and subject to any additional terms the Agent and/or the Required Lenders deem necessary.
          (b) (i) Whenever the Companies request the Agent, on behalf of the Lenders, to make a Revolving Loan pursuant to this Section 3, it shall give the Agent notice in writing or irrevocable telephonic notice confirmed promptly in writing, specifying (A) the amount to be borrowed, and (B) the requested borrowing date (which shall be a business day and shall be prior to: the Anniversary Date, and if applicable, any Early Termination Date, or prior to any effective termination date of this Financing Agreement, all as further set forth herein), and (C) specify whether the requested Revolving Loan shall bear interest at the Base Rate or at the LIBOR Rate, as further set forth herein. All requests for loans and advances must be received by an officer of the Agent no later than 11:00 a.m. New York time on any borrowing date. The procedure for Revolving Loans to be made on a requested borrowing date may be such other procedure as is mutually satisfactory to the Companies, the Agent and/or the Lenders. The Agent shall make loans and advances to the Depository Account of the Companies.
               (ii) Subject to paragraph 14.10 hereof, should the Agent, on behalf of the Lenders, for any reason honor requests for Overadvances, such Overadvance shall be made in the Agent’s sole discretion, subject to any additional terms the Agent and/or the Required Lenders deem necessary. Requests for loans and advances shall be made solely by the Companies and shall be directed solely to the Agent.
          (c) The Agent shall on any Settlement Date, and upon notice given by the Agent no later than 2:00 P.M. New York time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan in an amount equal to such Lender’s Revolving Credit Commitment percentage (calculated with respect to the aggregate Revolving Credit Commitments then outstanding) of the aggregate amount of the Revolving Loans made by the Agent from the preceding Settlement Date to the date of such notice. Each Lender’s obligation to make the Revolving Loans referred to in subsection (a) and to make the settlements pursuant to this subsection (c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right which any such Lender or the Companies may have against the Agent, the Companies, any other Lender or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Companies; (iv) any breach of this Financing Agreement or any other loan document by the Companies or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Without limiting the liability and obligation of each Lender to make such advances, the Companies authorize the Agent to charge the Companies’ Revolving Loan Account with the Agent to the extent amounts received from the Lenders are not sufficient to repay in full the amount of any such deficiency.
          (d) The Companies’ Revolving Loan Obligations hereunder shall be evidenced by the Promissory Note in the form of Exhibit B attached hereto.
          (e) The Companies shall apply the proceeds of Revolving Loans made on and after the Closing Date to repay the Original Term Loan under the Original Financing Agreement, pay fees and expenses of the transactions contemplated hereby and provide for the Companies’ working capital needs.
     3.2. In furtherance of the continuing assignment and security interest in the Companies’ Accounts and Inventory, the Companies will, upon the creation of Accounts and purchase or acquisition of Inventory, execute and deliver to the Agent in such form and manner as the Agent may reasonably require, solely for the Agent’s convenience in maintaining records of Collateral, such confirmatory schedules of Accounts and Inventory as the Agent may reasonably request, including, without limitation, weekly schedules of Accounts and Inventory, all in form and substance satisfactory to the Agent, and such other appropriate reports designating, identifying and describing the Accounts and Inventory as the Agent may reasonably request, and provided further that the Agent may request any such information more frequently, from time to time, upon its reasonable prior request. In addition, upon the Agent’s reasonable request, the Companies shall provide the Agent with copies of agreements with, or purchase orders from, the Companies’ customers, and copies of invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral as the Agent may reasonably require; provided; however, at any time that the Factoring Agreement is in effect, the provisions of this paragraph 3.2 relating to Accounts shall be governed by the Factoring Agreement. Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Companies hereby authorize the Agent to regard the Companies’ printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Companies’ authorized officers or agents.
     3.3. Each Company hereby represents and warrants that: each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to its customers, made by such Company in the ordinary course of its business; the Inventory being sold, and the Trade Accounts Receivable created, are (except as otherwise provided in the Factoring Agreement) the exclusive property of such Company and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in the name of such Company; and the customers of such Company has accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes, allowances and other matters arising in the ordinary course of business with respect to which such Company has complied with the notification requirements of Paragraph 3.5 of this Section 3 (if applicable). Each Company confirms to the Agent that any and all Taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are its sole responsibility and that same will be paid by the Companies when due, subject to Paragraph 7.6 of Section 7 of this Financing Agreement, and that none of said Taxes or fees represent a lien on or claim against the Accounts. The Companies hereby further represent and warrant that it shall not acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any of its customers or any other Person (excluding Guarantors), including pursuant to any bill and hold sale or otherwise, and that its Inventory is marketable to its customers in the ordinary course of business of the Companies, except as it may otherwise report in writing to the Agent pursuant to Paragraph 3.5 hereof from time to time. Each Company warrants and represents that it is a duly and validly existing corporation or limited liability company, as applicable, and is qualified in all states where the failure to so qualify would have an adverse effect on the business of such Company or the ability of such Company to enforce collection of Accounts due from customers residing in that state. Each Company agrees to maintain such books and records regarding Accounts and Inventory as the Agent may reasonably require and agrees that the books and records of each Company will reflect the Agent’s interest in the Accounts and Inventory. All of the books and records of each Company will be available to the Agent during normal business hours, including any records handled or maintained for the Companies by any other company or entity.
     3.4. (a) Until the Agent has advised the Companies to the contrary after the occurrence and during the continuance of an Event of Default, each Company, at its own expense, will enforce, collect and receive all amounts owing on the Accounts (other than Factored Accounts) in the ordinary course of its business and any proceeds it so receives at any time any Obligations, other than contingent Obligations as to which no claim has been made, are outstanding under this Financing Agreement shall be subject to the terms hereof, and held on behalf of and in trust for the Agent on behalf of the Lenders. Such privilege shall terminate at the election of the Agent, upon the occurrence and during the continuance of an Event of Default, until such Event of Default is waived in writing by the Required Lenders or cured to the Agents and/or the Required Lenders satisfaction. Any checks, cash, credit card sales and receipts, notes or other instruments or property received by the Companies with respect to any Collateral, including Accounts, shall be held by the Companies in trust for the Agent, on behalf of the Lenders, separate from the Companies’ own property and funds, and promptly turned over to the Agent with proper assignments or endorsements by deposit to the Depository Accounts. The Companies shall: (i) indicate on all of its invoices that funds should be delivered to and deposited in a Depository Account; (ii) direct all of its account debtors to deposit any and all proceeds of Collateral into the Depository Accounts; (iii) irrevocably authorize and direct any banks which maintain the initial receipt of cash, checks and other items to promptly wire transfer all available funds to a Depository Account; and (iv) advise all such banks of the Agent’s security interest in such funds. The Companies shall provide the Agent with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Closing Date. All amounts received by the Agent in payment of Accounts will be credited to the Revolving Loan Account when the Agent is advised by its bank of its receipt of such payment at the Agent’s bank account in New York, New York on the Business Day of such advise if advised no later than 1:00 p.m. EST or on the next succeeding Business Day if so advised after 1:00 p.m. EST. However, the Companies’ Revolving Loan Account will be charged monthly with the cost of two (2) additional Business Days on all such Collections at the interest rate (based upon the Base Rate) applicable to Revolving Loans; provided, however, while the Factoring Agreement is in effect, all items of payment shall be deemed applied as provided in the Factoring Agreement. No checks, drafts or other instrument received by the Agent shall constitute final payment to the Agent and/or the Lenders unless and until such instruments have actually been collected; provided, that upon receipt of any such check, draft or other instrument, Agent and/or Lenders shall promptly negotiate such instrument.
          (b) The Companies shall, at the direction of Agent, establish and maintain, in their name and at their expense, lockbox accounts, dominion accounts or deposit accounts with such banks as are reasonably acceptable to the Agent (collectively the “Blocked Accounts”) into which the Companies shall promptly cause to be deposited: (i) all proceeds of Collateral received by the Companies, including all amounts payable to the Companies from credit card issuers and credit card processors, and (ii) all amounts on deposit in deposit accounts used by the Companies at each of their locations, all as further provided in Paragraph 3.4(a) above. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to the Agent (the “Blocked Account Agreements”), providing that all cash, checks and items received or deposited in the Blocked Accounts are the property of the Agent, that the depository bank has no lien upon, or right of set off against, the Blocked Accounts and any cash, checks, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Blocked Account Agreements, and that automatically, on a daily basis the depository bank will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Blocked Accounts to such bank account as the Agent may from time to time designate for such purpose. The Companies hereby confirm and agree that all amounts deposited in such Blocked Accounts and any other funds received and collected by the Agent, whether as proceeds of Inventory or other Collateral or otherwise, shall be the property of the Agent.
     3.5. Each Company agrees to notify the Agent: (a) of any matters (except for allowances) affecting the value, enforceability or collectibility of any Account and of all customer disputes, offsets, defenses, counterclaims, returns (with a value in excess of $25,000 in the aggregate), rejections and all reclaimed or repossessed merchandise or goods, and of any adverse effect in the value of its Inventory, in its weekly and monthly collateral reports (as applicable) provided to the Agent hereunder, in such detail and format as the Agent may reasonably require from time to time and (b) promptly of any such matters which are material, as a whole, to the Accounts and/or the Inventory. Each Company agrees to issue credit memoranda promptly (with duplicates to the Agent upon request after the occurrence and during the continuance of an Event of Default) upon accepting returns (with a value in excess of $25,000). Upon the occurrence and during the continuance of an Event of Default (which is not waived in writing by the Required Lenders) and on notice from the Agent, each Company agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by such Company, marked with the Agent’s name (as secured party) and held by such Company for the Agent’s account.
     3.6. (a) The Companies have informed the Agent that: (i) in order to increase the efficiency and productivity of the Companies, the Borrowing Agent has established a centralized cash management system for the Companies that entails, in part, central disbursement and operating accounts in which the Borrowing Agent provides the working capital needs of each of the other Companies and manages and timely pays the accounts payable of each of the other Companies; (ii) the Borrowing Agent further enhances the operating efficiencies of the other Companies by purchasing, or causing to be purchased, in the Borrowing Agent’s name for its account, all or substantially all materials, supplies, inventory and services required by the other Companies, resulting in a reduction in operating costs of the other Companies; and (iii) all of the Companies presently engage in an integrated operation that requires financing on an integrated basis, and each Company expects to benefit from the continued successful performance of such integrated operations. Therefore, in order to best utilize the borrowing powers of the Companies in the most effective and cost efficient manner and to avoid adverse effects on the operating efficiencies of Companies and the existing back-office practices of the Companies, the Companies have requested that all Revolving Loans and other advances be disbursed solely upon the request of the Borrowing Agent and to bank accounts managed solely by the Borrowing Agent.

          (b) The Agent shall maintain a Revolving Loan Account on its books in which the Companies will be charged with all loans and advances made by the Agent to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney’s fees which the Agent may incur in connection with the exercise by or for the Agent of any of the rights or powers herein conferred upon the Agent, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of the Agent in connection with this Financing Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing by the Companies. The Companies will be credited with all amounts received by the Agent and/or the Lenders from the Companies or from others for the Companies’ account, including, as above set forth, all amounts received by the Agent in payment of Accounts, and such amounts will be applied to payment of the Obligations as set forth herein. In no event shall prior recourse to any Accounts or other security granted to or by the Companies be a prerequisite to the Agent’s right to demand payment of any Obligation. Further, it is understood that the Agent and/or the Lenders shall have no obligation whatsoever to perform in any respect any of the Companies’ contracts or obligations relating to the Accounts.
     3.7. After the end of each month, the Agent shall promptly send the Companies a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Agent and the Companies during that month. Absent manifest error, the monthly statements shall be deemed correct and binding upon the Companies and shall constitute an account stated between the Companies and the Agent unless the Agent receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.
     3.8. In the event that any requested advance exceeds Availability or that (a) the sum of (i) the outstanding balance of Revolving Loans and (ii) outstanding balance of Letters of Credit exceeds (b)(x) the Borrowing Base or (y) the Revolving Line of Credit, any such nonconsensual Overadvance shall be due and payable to the Agent on behalf of the Lenders immediately upon the Agent’s demand therefor.
     3.9. Access to CIT’s System. CIT shall provide to the Companies access to CIT’s System during normal business hours, subject to CIT’s normal charges and rates, for the purposes of (i) obtaining information regarding loan balances and Availability, and (ii) if permitted by CIT, making requests for Revolving Loans and submitting borrowing base certificates. Such access shall be subject to the following terms, in additional to all terms set forth on the website for CIT’s System;
          (a) CIT shall provide to the Companies an initial password for secured access to CIT’s System. The Companies shall provide CIT with a list of officers and employees that are authorized from time to time to access CIT’s System, and the Companies agree to limit access to the password and CIT’s System to such authorized officers and employees. After the initial access, the Companies shall be solely responsible for (i) changing and maintaining the integrity of the Companies’ password and (ii) any unauthorized use of the Companies’ password or CIT’s System by the Companies’ officers and employees.
          (b) The Companies shall use CIT’s System and the Companies’ information thereon solely for the purposes permitted above, and shall not access CIT’s System for the benefit of third parties or provide any information obtained from CIT’s System to third parties,

CIT makes no representation that loan balance or Availability information is or will be available, accurate, complete, correct or current at all times. CIT’s System may be inoperable or inaccessible from time to time, whether for required website maintenance, upgrades to CIT’s System, or for other reasons, and in any such event the Companies must obtain loan balance and Availability information, and (if permitted by CIT) make requests for revolving Loans and submit borrowing base certificates using other available means.
SECTION 4. [Reserved]
SECTION 5. Letters of Credit
     In order to assist the Companies in establishing or opening Letters of Credit with an Issuer, the Companies have requested the Agent, on behalf of the Lenders, to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending the Agent’s credit to the Companies and the Agent has agreed to do so. These arrangements shall be handled by the Agent subject to the terms and conditions set forth below.
     5.1. Within the Revolving Line of Credit and Availability, the Agent on behalf of the Lenders shall assist the Companies in obtaining Letter(s) of Credit in an amount not to exceed the outstanding amount of the Letter of Credit Sub-Line, provided, however, the aggregate face amount of outstanding standby Letters of Credit shall not exceed $750,000. The Agent’s assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Agent’s sole discretion. It is understood that the term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the Issuer and the Companies, provided that Letters of Credit shall not be used for the purchase of domestic Inventory or to secure present or future debt of domestic Inventory suppliers.
     5.2. The Agent shall have the right, without notice to any Company, to charge the Companies’ Revolving Loan Account with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent and/or the Lenders under the Letters of Credit Guaranty at the earlier of (a) payment by the Agent under the Letters of Credit Guaranty; or (b) the occurrence of an Event of Default which has not been waived in writing by the Required Lenders. Any amount charged to Companies’ Revolving Loan Account shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Paragraph 8.1 of Section 8 of this Financing Agreement.
     5.3. Each Company unconditionally indemnifies the Agent and the Lenders and holds the Agent and the Lenders harmless from any and all loss, claim or liability incurred by the Agent arising from any transactions or occurrences relating to Letters of Credit established or opened for the Companies’ account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by any Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent and/or the Lenders under the Letters of Credit Guaranty. This indemnity shall survive termination of this Financing Agreement. Each Company agrees that any charges incurred by the Agent and/or the Lenders for the Companies’ account by the Issuer in respect of Letters of Credit, absent manifest error, shall be conclusive on the Agent and may be charged to the Companies’ Revolving Loan Account.
     5.4. The Agent shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and any Company.
     5.5. Each Company agrees that any action taken by the Agent and/or the Lenders, if taken in good faith, or any action taken by any Issuer, under or in connection with the Letters of Credit, the Letter of Credit Guarantees, the drafts or acceptances, or the Collateral, shall be binding on each Company and shall not result in any liability whatsoever of CIT to any Company. In furtherance thereof, the Agent shall have the full right and authority to: (a) clear and resolve any questions of non-compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in the Agent’s sole name. The Issuer shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any notice to or any consent from the Companies. Notwithstanding any prior course of conduct or dealing with respect to the foregoing including amendments and non-compliance with documents and/or the Companies’ instructions with respect thereto, the Agent may exercise its rights hereunder in its sole and reasonable judgment. In addition, without the Agent’s express consent and endorsement in writing, each Company agrees: (a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived by the Agent, not to (i) clear and resolve any questions of non-compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.
     5.6. Each Company agrees that: (a) any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with in all material respects; and (c) any certificates in that regard that the Agent may at any time request will be promptly furnished. In connection herewith, each Company warrants and represents that all shipments made under any such Letters of Credit are in accordance in all material respects with the laws and regulations of the countries in which the shipments originate and terminate. Each Company assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies in respect of such Company’s business operations. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision relating to the Collateral, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Companies’ risk, liability and responsibility.
     5.7. Upon any payments made to the Issuer under the Letter of Credit Guaranty, the Agent on behalf of the Lenders shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Companies to the Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent on behalf of the Lenders and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.
SECTION 6. Collateral
     6.1. As security for the prompt payment in full of all Obligations, each Company hereby pledges and grants to the Agent, on behalf of the Lenders, a continuing general lien upon, and security interest in all of the Collateral.
     6.2. The security interests granted hereunder shall extend and attach to:
          (a) All Collateral which is owned by any Company or in which any Company has any ownership interest, whether held by such Company or others for its account;
          (b) All Equipment, whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and
          (c) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Agent or any Company from such Company’s customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by any Company, or to the sale, promotion or shipment thereof.
     6.3. Each Company agrees to safeguard, protect and hold all Inventory for the Agent’s account and make no disposition thereof except in the ordinary course of its business of such Company, as herein provided. Each Company represents and warrants that Inventory will be sold and shipped by such Company to its customers only in the ordinary course of such Company’s business, and then only on open account and on terms currently being extended by such Company to its customers, provided that, absent the prior written consent of the Agent, no Company shall sell Inventory on a consignment basis nor retain any lien or security interest in any sold Inventory. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Trade Accounts Receivable, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Each Company hereby agrees to immediately forward any and all proceeds of Collateral to the Depository Account, and to hold any such proceeds (including any notes and instruments), in trust for the Agent, on behalf of the Lenders, pending delivery to the Agent.
     6.4. Each Company agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. Each Company also agrees to safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to the Agent’s security interest. Absent the Agent’s prior written consent, any sale, exchange or other disposition of any Equipment shall be made by the Companies in the ordinary course of business and as set forth herein. Each Company may, in the ordinary course of its business, sell, exchange or otherwise dispose of obsolete or surplus Equipment provided, however, that: (a) the then value of the Equipment so disposed of in any Fiscal Year does not exceed $100,000 in the aggregate; and (b) the proceeds of any such sales or dispositions shall be held in trust by such Company for the Agent and shall be immediately delivered to the Agent by deposit to the Depository Account, except that the Companies may retain and use such proceeds to purchase forthwith replacement Equipment which the Companies determine in their reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold; provided, however, that the aforesaid right shall automatically cease upon the occurrence of a Default or an Event of Default which is not waived in writing by the Agent. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Accounts, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, the Agent and the Lenders shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.
     6.5. The rights and security interests granted to the Agent and the Lenders hereunder are to continue in full force and effect, notwithstanding the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the final payment in full to the Agent of all Obligations other than contingent Obligations as to which no claim has been made and the termination of this Financing Agreement. Any delay, or omission by the Agent to exercise any right hereunder shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by the Agent. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

     6.6. Notwithstanding the Agent’s security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other Person, the Agent shall have the right in its sole discretion to determine which rights, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Agent’s and/or the Lenders’ rights hereunder.
     6.7. Any balances to the credit of the Companies and any other property or assets of the Companies in the possession or control of the Agent and/or the Lenders may be held by the Agent as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein, and any other lien or security interest the Agent and/or the Lenders may have in any other assets of the Companies, shall secure payment and performance of all now existing and future Obligations. The Agent may, in its discretion, charge any or all of the Obligations to the Revolving Loan Account when due.
     6.8. The Companies possess all General Intangibles and rights thereto necessary to conduct their business substantially as conducted as of the Closing Date and the Companies shall maintain their rights in, and the value of, the foregoing in the ordinary course of their business, including, without limitation, by making timely payment with respect to any applicable licensed rights. The Companies shall deliver to the Agent, and/or shall cause the appropriate party to deliver to the Agent, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of the Companies and their Subsidiaries as the Agent shall require to obtain valid first liens thereon. In furtherance of the foregoing, the Companies shall provide timely notice to the Agent of any additional Patents, Trademarks, tradenames, service marks, Copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the Closing Date and the Companies shall execute such documentation as the Agent may reasonably require to obtain and perfect its lien thereon. The Companies hereby confirm that they shall deliver, or cause to be delivered, any pledged stock issued subsequent to the Closing Date to the Agent in accordance with the applicable terms of the Pledge Agreement and prior to such delivery, shall hold any such stock in trust for the Agent. Except as set forth on Schedule 6.8 hereof, each Company hereby irrevocably grants to the Agent a royalty-free, non-exclusive license in the General Intangibles, including tradenames, Trademarks, Copyrights, Patents, licenses, and any other proprietary and intellectual property rights and any and all right, title and interest in any of the foregoing to the extent such Company is permitted to do so, for the sole purpose, upon the occurrence and during the continuance of an Event of Default, of the right to: (i) advertise for sale and sell or transfer any Inventory bearing any of the General Intangibles, and (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of the General Intangibles, including use of the Equipment and Real Estate for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising Inventory, and apply the proceeds thereof to the Obligations hereunder, all as further set forth in this Financing Agreement and irrespective of the Agent’s lien and perfection in any General Intangibles.

     6.9. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of the Companies regarding the Collateral covered by such Loan Documents. To the extent any of the Loan Documents is not otherwise amended and/or amended and restated on the Closing Date, or specifically terminated, each of the Companies party thereto hereby ratifies, confirms and acknowledges each of representations, covenants and other agreements of the Companies regarding the Collateral covered by such Loan Documents as of the Closing Date.
SECTION 7. Representations, Warranties and Covenants
     7.1. The Companies hereby warrant, represent and covenant that: (a) the fair value of the Total Assets exceeds the book value of the Total Liabilities; (b) the Companies are generally able to pay their debts as they become due and payable; and (c) the Companies do not have unreasonably small capital to carry on their business as it is currently conducted absent extraordinary and unforeseen circumstances. All financial statements of the Companies furnished to the Agent present fairly, in all material respects, the financial condition of the Companies as of the date of such financial statements. The Companies further warrant and represent that: (i) Schedule 1 hereto correctly and completely sets forth the Companies’ (A) chief executive office, (B) Collateral locations, (C) tradenames, and (D) all the other information listed on said Schedule; (ii) except for the Permitted Encumbrances, after filing of financing statements in the applicable filing clerks office at the locations set forth in Schedule 1, this Financing Agreement creates a valid, perfected and first priority security interest in the Collateral and the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; (iii) except for the Permitted Encumbrances, the Companies are, or will be, at the time additional Collateral is acquired by them, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (iv) the Companies will, at their expense, forever warrant and, at the Agent’s request, defend the same from any and all claims and demands of any other Person other than a holder of a Permitted Encumbrance; (v) the Companies will not grant, create or permit to exist, any lien upon, or security interest in, the Collateral, or any proceeds thereof, in favor of any other Person other than the holders of the Permitted Encumbrances; and that the Equipment does not comprise a part of the Inventory of the Companies; and (vi) the Equipment is and will only be used by the Companies in their business and will not be held for sale or lease, or removed from its premises, or otherwise disposed of by the Companies except as otherwise permitted in this Financing Agreement.
     7.2. Each Company agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as Agent shall reasonably require. The Companies agree that the Agent or its agents, and any of the Lenders who may wish to accompany the Agent at their own cost and expense may enter upon the Companies’ premises at any time during normal business hours, and from time to time in its reasonable business judgment, for the purpose of inspecting the Collateral and any and all records pertaining thereto. The Companies agree to afford the Agent thirty (30) days prior written notice of any change in the location of any Collateral, other than to locations, that as of the Closing Date, are known to the Agent. The Companies are also to advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to the Agent therein.

     7.3. The Companies agree to: execute and deliver to the Agent, from time to time, solely for the Agent’s convenience in maintaining a record of the Collateral, such written statements, and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral. The Companies’ failure, however, to promptly give the Agent such statements, or schedules shall not affect, diminish, modify or otherwise limit the Agent’s and/or the Lenders’ security interests in the Collateral.
     7.4. The Companies agree to comply in all material respects with the requirements of all state and federal laws in order to grant to the Agent valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. The Agent is hereby authorized by the Companies to file (including pursuant to the applicable terms of the UCC) from time to time any financing statements, continuations or amendments covering the Collateral. The Companies hereby consent to and ratifies any and all execution and/or filing of financing statements on or prior to the Closing Date by the Agent. The Companies agree to do whatever the Agent may reasonably request, from time to time, by way of: (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof; (b) cooperating with the Agent’s agents and employees; (c) keeping Collateral records; (d) transferring proceeds of Collateral to the Agent’s possession; and (e) performing such further acts as the Agent and/or the Lenders may reasonably require in order to effect the purposes of this Financing Agreement, including but not limited to obtaining control agreements with respect to deposit accounts and/or Investment Property.
     7.5. (a) The Companies agree to maintain insurance on its Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent. All policies covering the Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, to be made payable to the Agent, on behalf of the Lenders, in case of loss, under a standard non-contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as the Agent may require to fully protect the Agent’s interest in the Inventory and Equipment and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Agent, premium prepaid, with the loss payable endorsement in the Agent’s favor, and shall provide for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation. At the Companies’ request, or if the Companies fail to maintain such insurance, the Agent may arrange for such insurance, but at the Companies’ expense and without any responsibility on the Agent’s part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing by the Required Lenders , the Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, have the sole right, and at its option, in the name of the Agent or the Companies, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

          (b) (i) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory shall be applied to the Obligations in such order as the Agent may elect;
               (ii) In the event any part of the Companies’ Equipment is damaged by fire or other casualty and the Insurance Proceeds for such damage or other casualty is less than or equal to $100,000.00, the Agent shall promptly apply such Proceeds to reduce the Companies’ outstanding balance in the Revolving Loan Account. Upon the occurrence of a Default or Event of Default, such Insurance Proceeds may be applied to the Obligations in such order as the Agent may elect;
               (iii) Absent the occurrence of an Event of Default (which has not been waived in writing by the Required Lenders), and provided that (x) the Companies have sufficient business interruption insurance to replace the lost profits of any of the Companies’ facilities, and (y) the Insurance Proceeds are in excess of $100,000.00, the Companies may elect (by delivering written notice to the Agent) to replace, repair or restore such Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If the Companies do not, or cannot, elect to use the Insurance Proceeds as set forth above, the Agent may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, apply the Insurance Proceeds to the payment of the Obligations in such manner and in such order as the Agent may reasonably elect; and
               (iv) If the Companies elect to use the Insurance Proceeds for the repair, replacement or restoration of any Equipment, and there is then no Event of Default, (x) Insurance Proceeds for any loss in excess of $100,000.00 on Equipment and/or Real Estate will be applied to the reduction of the Revolving Loans and (y) the Agent may set up an Availability Reserve for an amount equal to said Insurance Proceeds. The Availability Reserve will be reduced dollar-for-dollar upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of Equipment and disbursements in connection therewith.
          (c) In the event the Companies fail to provide the Agent with timely evidence, acceptable to the Agent, of its maintenance of insurance coverage required pursuant to paragraph 7.5(a) above, the Agent may purchase, at the Companies’ expense, insurance to protect the Agent’s interests in the Collateral. The insurance acquired by the Agent may, but need not, protect the Companies’ interest in the Collateral, and therefore such insurance may not pay claims which the Companies may have with respect to the Collateral or pay any claim which may be made against the Companies in connection with the Collateral. In the event the Agent purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Companies shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable Base Rate for Revolving Loans set forth in paragraph 8.1 of Section 8 hereof), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. The Agent may charge all of such premiums, fees, costs, interest and other charges to the Companies’ Revolving Loan Account. The Companies hereby acknowledge that the costs of the premiums of any insurance acquired by the Agent may exceed the costs of insurance which the Companies may be able to purchase on its own. In the event that the Agent purchases such insurance, the Agent will notify the Companies of said purchase within thirty (30) days of the date of such purchase. If, within thirty (30) days after the date of such notice, the Companies provides the Agent with proof that the Companies had the insurance coverage required pursuant to 7.5(a) above (in form and substance satisfactory to the Agent) as of the date on which the Agent purchased insurance and the Companies continued at all times to have such insurance, then the Agent agrees to cancel the insurance purchased by the Agent and credit the Companies’ Revolving Loan Account with the amount of all costs, interest and other charges associated with any insurance purchased by the Agent, including with any amounts previously charged to the Revolving Loan Account.
     7.6. The Companies agree to pay, when due, all Taxes, including sales taxes, assessments, claims and other charges lawfully levied or assessed upon the Companies or the Collateral unless such Taxes are being diligently contested in good faith by the Companies by appropriate proceedings and adequate reserves are established in accordance with GAAP. Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder (a) for Taxes due the United States of America, or (b) which in the Agent’s reasonable opinion might create a valid obligation having priority over the rights granted to the Agent herein (exclusive of Real Estate), such lien shall not be deemed to be a Permitted Encumbrance hereunder and the Companies shall immediately pay such tax and remove the lien of record. If the Companies fail to do so promptly, then at the Agent’s election, the Agent may (i) create an Availability Reserve in such amount as it may deem appropriate in its business judgment, or (ii) upon the occurrence and during the continuance of a Default or Event of Default, imminent risk of seizure, filing of any priority lien, forfeiture, or sale of the Collateral, pay Taxes on the Companies’ behalf, and the amount thereof shall be an Obligation secured hereby and due on demand.
     7.7. The Companies: (a) agree to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the business or operations of the Companies, provided that the Companies may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Agent’s reasonable opinion, materially and adversely effect the Agent’s and/or the Lender’s rights or priority in the Collateral; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the Collateral, the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Companies; and (c) shall not be deemed to have breached any provision of this Paragraph 7.7 if (i) the failure to comply with the requirements of this Paragraph 7.7 resulted from good faith error or innocent omission, (ii) the Companies promptly commences and diligently pursues a cure of such breach, and (iii) such failure is cured within (30) days following the Companies’ receipt of notice of such failure, or if such cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.
     7.8. Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder other than contingent Obligations as to which no claims have been made, the Companies agree that, unless the Agent shall have otherwise consented in writing, the

Companies will furnish to the Agent and each Lender: (a) within ninety (90) days after the end of each Fiscal Year of the Companies or within one hundred and five (105) days after the end of a Fiscal Year if the Companies shall have filed for an extension with the Securities Exchange Commission under Rule 12b-25 (or comparable rule) of the rules and regulations adopted under the Securities Act of 1934, as amended (an “Extension”)), an audited Consolidated Balance Sheet, as at the close of such year, and statements of profit and loss, cash flow and reconciliation of surplus of the Chaus and its Subsidiaries for such year, audited by independent public accountants selected by the Companies and satisfactory to the Agent; (b) within forty-five (45) days after the end of each Fiscal Quarter if no Extension has been filed, or within fifty (50) days after the end of each Fiscal Quarter if an Extension has been filed, a Consolidated Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Chaus and its Subsidiaries, certified by an authorized financial or accounting officer of the Borrowing Agent; (c) within thirty (30) days after the end of each month of such month is not also a month at the end of a Fiscal Quarter and within forty-five (45) days after the end of each month if such month is also a month at the end of a Fiscal Quarter, a Consolidated Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Companies and all Subsidiaries for such period, certified by an authorized financial or accounting officer of the Borrowing Agent; (d) within sixty (60) days prior to the beginning of the Companies’ fiscal year, a month by month projected operating budget and annual cash flow projections for such Fiscal Year in form reasonably satisfactory to Agent, (e) from time to time, such further information regarding the business affairs and financial condition of the Chaus and its Subsidiaries as the Agent may reasonably request, including, without limitation the accountant’s management practice letter and (ii) annual cash flow projections in form satisfactory to the Agent, (f) on the 7th day of each month (but more frequently upon Agent’s reasonable request), a borrowing base certificate in form and substance satisfactory to Agent, certified by the treasurer or chief financial officer of the Borrowing Agent (or any other authorized officer satisfactory to Agent), together with such confirmatory schedules of Trade Accounts and Inventory (in form and substance satisfactory to Agent) as Agent reasonably may request and (g) at least once each week (but more frequently upon Agent’s reasonable request), a summary of Inventory (containing such detail from the Companies’ perpetual inventory as Agent may require) as of the last Business Day of the preceding week, together with information sufficient to allow Agent to update the amount of ineligible Inventory. CIT, in its sole discretion, may permit the Companies to access CIT’s System for the purpose (in addition to those set forth elsewhere in this Agreement) of completing and submitting borrowing base certificates when required hereunder. Each financial statement which the Companies is required to submit hereunder must be accompanied by an officer’s certificate, signed by the President, Vice President, Controller, Chief Financial Officer or Treasurer, pursuant to which any one such officer must certify that: (x) the financial statement(s) fairly present(s) in all material respects the Companies’ financial condition as of the end of any particular accounting period, as well as the Companies’ operating results during such accounting period, subject to year-end audit adjustments; and (y) during the particular accounting period: (A) there has been no Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer’s certificate; (B) the Companies have not received any notice of cancellation with respect to its property insurance policies; (C) the Companies have not received any notice that could result in a material adverse effect on the value of the Collateral taken as a whole; and (D) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.
     7.9. Until termination of the Financing Agreement and payment and satisfaction of all Obligations hereunder other than contingent Obligations as to which no claims have been made, the Companies agree that, without the prior written consent of the Agent, except as otherwise herein provided, the Companies will not:
          (a) Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Companies’ Collateral or any other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances;
          (b) Incur or create any Indebtedness other than the Permitted Indebtedness;
          (c) Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) either all or substantially all of the Companies’ assets, which do not constitute Collateral;
          (d) Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, or existence, re-incorporate or re-organize, or enter into or engage in any operation or activity materially different from that presently being conducted by the Companies, except that the Companies may change their corporate name or address; provided that: (i) the Companies shall give the Agent thirty (30) days prior written notice thereof and (ii) the Companies shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by the Agent to confirm the continuation and preservation of all security interests and liens granted to the Agent hereunder;
          (e) Assume, guarantee, endorse, or otherwise become liable upon the obligations of any Person, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (ii) with respect to the obligations of Chaus as co-obligor with CS Acquisition under that certain Assignment and Assumption Agreement dated as of January 1, 2004 among CS Acquisition, Chaus and Adler Holdings II, LLC.
          (f) Declare or pay any dividend or distributions of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding;
          (g) (i) Create any new subsidiary, (ii) make any advance (other than advances for expenses in the ordinary course of business) or loan to, or any investment in, any Person or other entity or (iii) acquire all or substantially all of the stock or assets of any Person or other entity in each case other than (A) intercompany loans among Chaus, Danielle Acquisition and/or CS Acquisition which otherwise constitute Permitted Indebtedness, (B) a Permitted Acquisition or (C) a Permitted Investment; or

          (h) (i) Enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any officer, director, parent (direct or indirect), subsidiary (direct or indirect) or other Person that is an affiliate of the Company, any Guarantor or any subsidiary of the Companies, unless (x) such transaction otherwise complies with the provisions of this Agreement, (y) such transaction is for the sale of goods or services rendered in the ordinary course of business and pursuant to the reasonable requirements of the Companies, any Guarantor or any subsidiary of the Companies, as the case may be, and upon fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party, and (z) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction; provided, however, any Company or any Guarantor domiciled in the United States (a “Domestic Guarantor”) may enter into affiliate transactions with another Company or Domestic Guarantor so long as no Default or Event of Default shall have occurred and remain outstanding, and (ii) pay any management, consulting or other similar fees to any Person affiliated with the Companies other than compensation arrangements made on an arm’s-length basis and approved by the Compensation Committee of the Companies; or
          (i) Make any payment of the principal of, or interest on, any Subordinated Debt, or purchase, acquire or redeem any of the Subordinated Debt, unless (x) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable subordination agreement and (y) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof.
     7.10. Until termination of the Financing Agreement and payment and satisfaction in full of all Obligations hereunder other than contingent Obligations as to which no claim has been made, the Companies shall comply with the following financial covenants:
          (a) maintain at the end of each Fiscal Quarter ending below a Tangible Net Worth of not less than the amount set forth below for the applicable period:

Fiscal Quarter	Tangible Net Worth
September 30, 2008	$6,000,000
December 31, 2008	$4,000,000
March 31, 2009	$5,000,000
June 30, 2009	$4,000,000
September 30, 2009	$4,000,000
December 31, 2009	$4,000,000
March 31, 2010	$4,000,000
June 30, 2010	$4,000,000
September 30, 2010	$4,000,000
December 31, 2010	$4,000,000
March 31, 2011	$4,000,000
June 30, 2011	$4,000,000
September 30, 2011 and the last day of each Fiscal Quarter ended thereafter	$4,000,000

          (b) maintain EBITDA of at least the amounts set forth below for any test period ending on the last day of each Fiscal Quarter set forth below:

Fiscal Quarter	EBITDA
3 months ending September 30, 2008	$(300,000)
6 months ending December 31, 2008	$(1,822,000)
9 months ending March 31, 2009	$(100,000)
12 months ending June 30, 2009	$(700,000)
3 months ending September 30, 2009	$500,000
6 months ending December 31, 2009	$1,000,000
9 months ending March 31, 2010	$1,500,000
12 months ending June 30, 2010	$2,000,000
3 months ending September 30, 2010 and for the 3 months ending on each September 30 thereafter	$500,000
6 months ending December 31, 2010 and for the 6 months ending each December 31 thereafter	$1,000,000
9 months ending March 31, 2011 and for the 9 months ending each March 31 thereafter	$1,500,000
12 months ending June 30, 2011 and for the 12 months ending each June 30 thereafter	$2,000,000
               The foregoing ratio shall be calculated on a rolling four quarter average.
          (c) maintain at the end of each Fiscal Quarter set forth below a Leverage Ratio of not more than the ratio set forth below for the applicable period:

Fiscal Quarter	Ratio
September 30, 2008	5.70 to 1
December 31, 2008	5.20 to 1.0
March 31, 2009	5.80 to 1.0
June 30, 2009	5.70 to 1.0
September 30, 2009	5.70 to 1.0
December 31, 2009	5.70 to 1.0
March 31, 2010	5.70 to 1.0
June 30, 2010	5.70 to 1.0
September 30, 2010	5.70 to 1.0
December 31, 2010	5.70 to 1.0

Fiscal Quarter	Ratio
March 31, 2011	5.70 to 1.0
June 30, 2011	5.70 to 1.0
September 30, 2011 and the last day of each Fiscal Quarter ended thereafter	5.70 to 1.0
          (d) without the prior written consent of the Agent, the Companies will not:
               (i) enter into any Operating Lease if after giving effect thereto the aggregate obligations with respect to Operating Leases of the Companies during any Fiscal Year would exceed $3,750,000.
               (ii) contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures in the aggregate amount in excess of $1,000,000 (whether subject to a security interest or otherwise) during any Fiscal Year.
     7.11. The Companies agree to advise the Agent in writing of: (a) all expenditures (actual or anticipated) in excess of $150,000.00 from the budgeted amount therefor in any Fiscal Year for (i) environmental clean-up, (ii) environmental compliance or (iii) environmental testing and the impact of said expenses on the Companies’ working capital; and (b) to the extent such liability would have a material adverse effect on any Company, any notices the Companies receive from any local, state or federal authority advising the Companies of any environmental liability (real or potential) stemming from the Companies’ operations, their premises, their waste disposal practices, or waste disposal sites used by the Companies and to provide the Agent with copies of all such notices if so required.
     7.12. The Companies hereby agree to indemnify and hold harmless the Agent and its officers, directors, employees, attorneys and agents (each an “Indemnified Party”) from, and holds each of them harmless against, any and all losses, liabilities, obligations, claims, actions, damages, costs and expenses (including reasonable attorney’s fees) and any payments made by the Agent pursuant to any indemnity provided by the Agent with respect to or to which any Indemnified Party is subject insofar as such losses, liabilities, obligations, claims, actions, damages, costs, fees or expenses with respect to the Loan Documents, including without limitation those which may arise from or relate to: (a) the Depository Account, the Blocked Accounts, the lockbox and/or any other depository account and/or the agreements executed in connection therewith, and (b) any and all claims or expenses asserted against the Agent as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate; or any claim or expense which results from the Companies’ operations (including, but not limited to, the Companies’ off-site disposal practices) and use of the Real Estate, which the Agent may sustain or incur (other than solely as a result of the physical actions of the Agent on the Companies’ premises which are determined to constitute gross negligence or willful misconduct by a court of competent jurisdiction), all whether through the alleged or actual negligence of such Person or otherwise, except and to the extent that the same results solely from the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction. The Companies hereby agree that this indemnity shall survive termination of this Financing Agreement, as well as payments of

Obligations which may be due hereunder. The Agent may, in its sole business judgment, establish such Availability Reserves with respect thereto as it may deem advisable under the circumstances and, upon any termination hereof, hold such reserves as cash reserves for any such contingent liabilities.
     7.13. Without the prior written consent of Agent, each Company agrees that it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any affiliate of any Company (other than a wholly-owned Subsidiary of the Companies), provided that, except as otherwise set forth in this Financing Agreement, the Companies may enter into sale and service transactions in the ordinary course of its business and pursuant to the reasonable requirements of the Companies, and upon standard terms and conditions and fair and reasonable terms, no less favorable to the Companies than the Companies could obtain in a comparable arms length transaction with an unrelated third party, provided further that no Default or Event of Default exists or will occur hereunder prior to and after giving effect to any such transaction.
     7.14. Each Companies hereby (a) represents that Chaus Specialists, Inc. is an inactive corporation and has no material assets (the “Inactive Subsidiary”), and (b) agrees to dissolve the corporate existence of the Inactive Subsidiary by not later than December 31, 2008. Each Company further represents and warrants that Chaus Retail, Inc. has been dissolved.
     7.15. The Companies shall maintain life insurance on Josephine Chaus (the “JC Life Insurance Policy”) in the amount of not less than $10,000,000 and shall assign the JC Life Insurance Policy to the Agent (in form and substance satisfactory to the Agent) all rights under the Life Insurance Policy as additional collateral for the Obligations (the “JC Life Insurance Assignments”). In the event of a collection upon the life insurance policy, the proceeds thereof up to $10,000,000 shall be applied to the Obligations in such order as Agent shall determine in its reasonable discretion. Should the Agent collect more than $10,000,000 with respect to the JC Insurance Policy, the Agent and Lenders shall return to the Companies that portion of the proceeds which exceeds $10,000,000.
     7.16. From time to time upon the request of Agent, which, if no default or Event of Default shall have occurred and be continuing, shall be limited to once per year, the Companies agree to permit Agent to perform appraisals of the Companies’ Inventory, Equipment, Intellectual Property and Real Estate covered by a mortgage or deed of trust in favor of Agent. The Companies agree to reimburse Agent for the costs and expenses relating to all such appraisals. All appraisals shall be performed by qualified appraisers selected by Agent. To the extent that the Companies are required by this Section 7.16 to reimburse Agent for Agent’s costs and expenses relating to appraisals, such costs and expenses shall constitute Out-of-Pocket Expenses.
     7.17. The Companies: (i) are familiar with all applicable Anti-Terrorism Laws; (ii) acknowledges that its transactions are subject to applicable Anti-Terrorism Laws; (iii) will comply in all material respects with all applicable Anti-Terrorism Laws, including, if appropriate, the USA Patriot Act; (iv) acknowledges that CIT’s performance hereunder is also subject to CIT’s compliance with all applicable Anti-Terrorism Laws, including the USA Patriot Act; (v) and, to the Companies’ knowledge, their affiliates are not Blocked Persons; (vi)

acknowledges that CIT will not conduct business with any Blocked Person; (vii) will not (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law; (viii) shall provide to CIT all such information about the Companies’ ownership, officers, directors, business structure and, to the extent not prohibited by applicable law or agreement, customers, as CIT may reasonably require; and (ix) will take such other action as CIT may reasonably request in connection with its obligations described in clause (iv) above.
     7.18. To the extent not received by the Agent prior to the Closing Date, the Companies shall use commercially reasonable efforts to obtain licensor consent letters from each licensor listed on Schedule 7.18, each in form and substance satisfactory to Agent. In the event that any such licensor consent is not obtained, the Agent may, at its option, reduce Eligible Inventory by up to the gross amount of the Companies’ Inventory related to such unobtained licensor consent; provided, however notwithstanding the foregoing Agent shall not reduce Eligible Inventory subject to the Kenneth Cole Productions (KIC), Inc. (“Kenneth Cole”) license so long as Agent obtains a satisfactory licensor consent letter from Kenneth Cole by not later than November 15, 2008.
SECTION 8. Interest, Fees and Expenses
     8.1. (a) Interest on the Revolving Loans shall be payable monthly as of the end of each month. Base Rate Loans shall be at a rate equal to the sum of the Base Rate plus the Applicable Margin with respect to Revolving Loans which are Base Rate Loans per annum on the average of the net balances owing by the Companies to the Agent in the Revolving Loan Account at the close of each day during such month. Any change in the rate of interest hereunder due to a change in the Base Rate will take effect as of the first of the month following such change in the JPMorgan Chase Prime Rate. The rate hereunder for Base Rate Loans shall be calculated based on a 360-day year. The Agent shall be entitled to charge the Companies’ Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.
          (b) Upon and after the occurrence and during the continuance of an Event of Default and the giving of any required notice by the Agent in accordance with the provisions of Section 10, Paragraph 10.2 hereof, all Obligations shall bear interest at the Default Rate of Interest.
     8.2. [Reserved]
     8.3. In consideration of the Letter of Credit Guaranty of the Agent, the Companies shall pay the Agent the Letter of Credit Guaranty Fee which shall be an amount equal to (a) one-eighth of one percent (1/8%) on the face amount of each documentary Letter of Credit payable upon issuance thereof, (b) one-eighth of one percent (1/8%) on the average daily face amount of each documentary Letter of Credit, payable monthly in arrears on the first day of each month and calculated on the basis of a 360 day year for the actual number of days elapsed and (c) one-quarter of one percent (1/4%) per month, on the face amount of each standby Letter of Credit less the amount of any and all amounts previously drawn under such standby Letter of Credit.
     8.4. Any and all charges, fees, commissions, costs and expenses charged to the Agent for the Companies’ account by any Issuer in connection with, or arising out of, Letters of Credit or out of transactions relating thereto will be charged to the Revolving Loan Account in full when charged to, or paid by the Agent, or as may be due upon any termination of this Financing Agreement hereof, and when made by any such Issuer shall be conclusive on the Agent.
     8.5. The Companies shall reimburse or pay the Agent, as the case may be, for all Out-of-Pocket Expenses.
     8.6. On the first day of each month, the Companies agree to pay to Agent the Line of Credit Fee in arrears. Such Line of Credit Fee shall be calculated bared on a 360-day year and actual days elapsed.
     8.7. On the first day of each month, interest at the rate set forth in Section 8.1 (or Section 8.2, if applicable) hereof shall be charged for the aggregate number of Collection Days for all deposits during the immediately preceding month. For purposes hereof, “Collection Days” shall mean a period of two (2) Business Days after the deposit of proceeds of Collateral or other monies into CIT’s Bank Account.
     8.8. To induce the Agent to enter into this Financing Agreement and to extend to the Companies the Revolving Loan and Letters of Credit Guaranties, the Companies shall pay to the Agent a Loan Facility Fee in the amount of $50,000.00 payable upon execution of this Financing Agreement.
     8.9. The Companies shall pay (i) the Collateral Management Fee, (ii) Agent’s standard fees for the use of CIT’s in-house legal department and facilities in documenting, in whole or in part, the initial transaction solely on behalf of Agent, plus Agent’s standard fees for the use of CIT’s in-house legal department relating to any and all modifications, waivers, releases, legal file reviews or additional collateral with respect to this Agreement, the Collateral and/or the Obligations, and (iii) Agent’s standard charges for each wire transfer made by Agent to or for the benefit of the Companies (currently $35 per wire), provided that such standard charges may be increased by Agent from time to time and (v) Agent’s standard charges and fees for the Agent’s personnel used by the Agent for reviewing the books and records of the Companies and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to any Out-of-Pocket Expenses, but in no event shall be duplicative of any other fees or expenses set forth in this Agreement or the Loan Documents). Such charges shall be due and payable in accordance with Agent’s standard practices, as in effect from time to time.
     8.10. The Companies hereby authorize the Agent to charge the Revolving Loan Account with the amount of all payments due hereunder as such payments become due. The Companies confirm that any charges which the Agent may so make to the Revolving Loan

Account as herein provided will be made as an accommodation to the Companies and solely at the Agent’s discretion.
     8.11. In the event that the Agent or any participant hereunder (or any financial institution which may from time to time become a participant or lender hereunder) shall have determined in the exercise of its reasonable business judgment that, subsequent to the Closing Date, any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by the Agent or such participant with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Agent’s or such participant’s capital as a consequence of its obligations hereunder to a level below that which the Agent or such participant could have achieved but for such adoption, change or compliance (taking into consideration the Agent or such participant’s policies with respect to capital adequacy) by an amount reasonably deemed by the Agent or such participant to be material, then, from time to time, the Companies shall pay no later than five (5) days following written notice to the Companies, to the Agent or such participant such additional amount or amounts as will compensate the Agent’s or such participant’s for such reduction. In determining such amount or amounts, the Agent or such participant may use any reasonable averaging or attribution methods. The protection of this Paragraph 8.10 shall be available to the Agent or such participant regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of the Agent or such participant setting forth such amount or amounts as shall be necessary to compensate the Agent or such participant with respect to this Section 8 and the calculation thereof when delivered to the Companies shall be conclusive on the Companies absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event the Agent or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determines that the additional amounts paid by the Companies in whole or in part exceed the amount which the Agent or such participant actually required to be made whole, the excess, if any, shall be returned to the Companies by the Agent or such participant.
     8.12. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by the Agent or such participant with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:
          (a) subject the Agent or such participant to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to the Agent or such participant of principal, fees, interest or any other amount payable hereunder or under any other documents (except for changes in the rate of tax on the overall net income of the Agent or such participant by the federal government or the jurisdiction in which it maintains its principal office);
          (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by the Agent or such participant by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
          (c) impose on the Agent or such participant any other condition with respect to this Financing Agreement or any other document, and the result of any of the foregoing is to increase the cost to the Agent or such participant of making, renewing or maintaining its loans hereunder by an amount that the Agent or such participant deems to be material in the exercise of its reasonable business judgment or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that the Agent or such participant deems to be material in the exercise of its reasonable business judgment, then, in any case the Companies shall pay the Agent or such participant, within five (5) days following its written notice, such additional cost or such reduction, as the case may be. The Agent or such participant shall certify the amount of such additional cost or reduced amount to the Companies and the calculation thereof and such certification shall be conclusive upon the Companies absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event the Agent or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determine that the additional amounts paid by the Companies in whole or in part exceed the amount which the Agent or such participant actually required pursuant hereto, the excess, if any, shall be returned to the Companies by the Agent or such participant.
     8.13. The Companies may request LIBOR Loans on the following terms and conditions:
          (a) The Companies may elect, subsequent to the Closing Date and from time to time thereafter (i) to request any loan made hereunder to be a LIBOR Loan as of the date of such loan or (ii) to convert Base Rate Loans to LIBOR Loans, and may elect from time to time to convert LIBOR Loans to Base Rate Loans by giving the Agent at least three (3) Business Days’ prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans to Base Rate Loans shall only be made, subject to the second following sentence, on the last day of an Interest Period with respect thereto. Should the Companies elect to convert Base Rate Loans to LIBOR Loans, it shall give the Agent at least four Business Days’ prior irrevocable notice of such election. If the last day of an Interest Period with respect to a loan that is to be converted is not a Business Day or Working Day, then such conversion shall be made on the next succeeding Business Day or Working Day, as the case may be, and during the period from such last day of an Interest Period to such succeeding Business Day, as the case may be, such loan shall bear interest as if it were an Base Rate Loan. The aggregate amount of all LIBOR Loans shall not exceed $20,000,000 at any time outstanding. The Agent shall be entitled to charge the Companies a $500 fee upon the first effective day of any such election for a LIBOR Loan.
          (b) Any LIBOR Loans may be continued as such upon the expiration of an Interest Period, provided the Companies so notifies the Agent, at least three (3) Business Days’ prior to the expiration of said Interest Period, and provided further that no LIBOR Loan may be continued as such upon the occurrence and during the continuance of any Default or Event of Default under this Financing Agreement, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period during which occurred such Default or Event of Default. Absent such notification, LIBOR Rate Loans shall convert to Base Rate Loans on the last day of the applicable Interest Period. Each notice of election, conversion or continuation furnished by the Companies pursuant hereto shall specify whether such election, conversion or continuation is for a one, two, or three month period. Notwithstanding anything to the contrary contained herein, the Agent (or any participant, if applicable) shall not be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR Rate market or source or otherwise “match fund” to fund LIBOR Rate Loans, but any and all provisions hereof relating to LIBOR Rate Loans shall be deemed to apply as if the Agent (and any participant, if applicable) had purchased such deposits to fund any LIBOR Rate Loans.
          (c) The Borrowing Agent, on behalf of the Company may request a LIBOR Loan, convert any Base Rate Loan or continue any LIBOR Loan provided there is then no Default or Event of Default in effect.
     8.14. (a) The LIBOR Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the sum of LIBOR determined for each Interest Period in accordance with the terms hereof plus the Applicable Margin with respect to Revolving Loans, respectively which are LIBOR Rate Loans.
          (b) If all or a portion of the outstanding principal amount of the Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding amount, to the extent it is a LIBOR Loan, shall be converted to a Base Rate Loan at the end of the last Interest Period therefor.
          (c) Any LIBOR election must be for at least $1,000,000 and if greater, in integral multiples of $500,000, and the Companies may not have more than three (3) LIBOR Loans outstanding at any given time. Elections for LIBOR Loans shall be irrevocable once made. If any condition for a LIBOR election is not satisfied, then the requested new loan (or continuation of an existing LIBOR Loan) shall be made to the Companies as a Base Rate Loan.
     8.15. (a) Interest in respect of the LIBOR Loans shall be calculated on the basis of a 360 day year and shall be payable as of the end of each month.
          (b) The Agent shall, at the request of the Borrowing Agent, deliver to the Companies a statement showing the quotations given by The JPMorgan Chase Bank, N.A. and the computations used in determining any interest rate pursuant to Paragraph 8.13 of Section 8 hereof.
     8.16. As further set forth in paragraph 8.11 above, in the event that the Agent (or any financial institution which may become a participant hereunder) shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Companies) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable for any Interest Period with respect to: (a) a proposed loan that the Companies have requested be made as a LIBOR Loan; (b) a LIBOR Loan that will result from the requested conversion of a Base Rate Loan into a LIBOR Loan; or (c) the continuation of LIBOR Loans beyond the expiration of the then current Interest Period with respect thereto, the Agent shall forthwith give written notice of such determination to the Companies at least one day prior to, as the case may be, the requested borrowing date for such LIBOR Loan, the conversion date of such Base Rate Loan or the last day of such Interest Period. If such notice is given (i) any requested LIBOR Loan shall be made as a Base Rate Loan, (ii) any Base Rate Loan that was to have been converted to a LIBOR Loan shall be continued as a Base Rate Loan, and (iii) any outstanding LIBOR Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Base Rate Loan. Until such notice has been withdrawn by the Agent, no further LIBOR Loan shall be made nor shall the Companies have the right to convert a Base Rate Loan to a LIBOR Loan.
     8.17. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day or Working Day, the maturity thereof shall be extended to the next succeeding Business Day or Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day or Working Day.
     8.18. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for the Agent to make or maintain LIBOR Loans as contemplated herein, the then outstanding LIBOR Loans, if any, shall be converted automatically to Base Rate Loans as of the end of such month, or within such earlier period as required by law. The Companies hereby agree promptly to pay the Agent, upon demand, any additional amounts necessary to compensate the Agent for any costs incurred by the Agent in making any conversion in accordance with this Section 8 including, but not limited to, any interest or fees payable by the Agent to lenders of funds obtained by the Agent in order to make or maintain LIBOR Loans hereunder.
     8.19. The Companies agree to indemnify and to hold the Agent (including any participant) harmless from any loss or expense which the Agent or such participant may sustain or incur as a consequence of: (a) Default by the Companies in payment of the principal amount of or interest on any LIBOR Loans, as and when the same shall be due and payable in accordance with the terms of this Financing Agreement, including, but not limited to, any such loss or expense arising from interest or fees payable by the Agent or such participant to lenders of funds obtained by either of them in order to maintain the LIBOR Loans hereunder; (b) default by the Companies in making a borrowing or conversion after the Companies have given a notice in accordance with Paragraph 8.12 of Section 8 hereof; (c) any prepayment of LIBOR Loans on a day which is not the last day of the Interest Period applicable thereto, including, without limitation, prepayments arising as a result of the application of the proceeds of Collateral to the Revolving Loans; and (d) default by the Companies in making any prepayment after the Companies have given notice to the Agent thereof. The determination by the Agent of the amount of any such loss or expense, when set forth in a written notice to the Companies, containing the Agent’s calculations thereof in reasonable detail, shall be conclusive on the Companies in the absence of manifest error. Calculation of all amounts payable under this paragraph with regard to LIBOR Loans shall be made as though the Agent had actually funded the LIBOR Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant interest period; provided, however, that the Agent may fund each of the LIBOR Loans in any manner the Agent sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this paragraph. In addition, notwithstanding anything to the contrary contained herein, the Agent shall apply all proceeds of Collateral and all other amounts received by it from or on behalf of the Companies (i) initially to the Base Rate Loans and (ii) subsequently to LIBOR Loans; provided, however, (x) upon the occurrence and during the continuance of an Event of Default or (y) in the event the aggregate amount of outstanding LIBOR Rate Loans exceeds Availability or the applicable maximum levels set forth therefor, the Agent may apply all such amounts received by it to the payment of Obligations in such manner and in such order as the Agent may elect in its reasonable business judgment. In the event that any such amounts are applied to Revolving Loans which are LIBOR Loans, such application shall be treated as a prepayment of such loans and the Agent shall be entitled to indemnification hereunder. This covenant shall survive termination of this Financing Agreement and payment of the outstanding Obligations.
     8.20. Notwithstanding anything to the contrary in this Agreement, in the event that, by reason of any Regulatory Change (for purposes hereof “Regulatory Change” shall mean, with respect to the Agent, any change after the date of this Financing Agreement in United States federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including the Agent of or under any United States federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), the Agent either (a) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Financing Agreement or a category of extensions of credit or other assets of the Agent which includes LIBOR Loans, or (b) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Agent so elects by notice to the Companies, the obligation of the Agent to make or continue, or to convert Base Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.
     8.21. For purposes of this Financing Agreement and Section 8 thereof, any reference to the Agent shall include any financial institution which may become a participant or co-lender subsequent to the Closing Date.
SECTION 9. Powers
     The Companies hereby constitute the Agent, or any Person or agent the Agent may designate, as its attorney-in-fact, at the Companies’ cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all Obligations to the Agent have been paid in full:
          (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Companies, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;
          (b) To receive, open and dispose of all mail addressed to the Companies and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

          (c) To request from customers indebted on Accounts at any time, in the name of the Agent information concerning the amounts owing on the Accounts;
          (d) To request from customers indebted on Accounts at any time, in the name of the Companies, in the name of certified public accountant designated by the Agent or in the name of the Agent’s designee, information concerning the amounts owing on the Accounts;
          (e) To transmit to customers indebted on Accounts notice of the Agent’s interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the Companies’ account; and
          (f) To take or bring, in the name of the Agent or the Companies, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.
Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (c), (e) and (f) above may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by the Agent.
SECTION 10. Events of Default and Remedies
     10.1. Notwithstanding anything hereinabove to the contrary, the Agent may terminate this Financing Agreement immediately upon the occurrence of any of the following Events of Default:
          (a) cessation of the business of any Company or the calling of a meeting of the creditors of any Company for purposes of compromising the debts and obligations of such Company;
          (b) the failure of any Company to generally meet its debts as they mature;
          (c) (i) the commencement by any Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against any Company, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of any Company, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed and vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or such Company shall take action to authorize or effect any of the actions in any such proceeding; or (iii) the commencement (x) by any Company’s Subsidiaries, or any one of them, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any applicable state law, or (y) against any Company’s Subsidiaries, or any one of them, of any involuntary bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under applicable law, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed or vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or any Company’s Subsidiaries, or any one of them, shall take action to authorize or effect any of the actions in any such proceeding;

          (d) breach by any Company in any material respect of any warranty, representation or covenant contained herein (other than those referred to in sub-paragraph (e) below) or in any other Loan Documents or the Factoring Agreement, provided that such Default by any Company of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until such Default shall remain unremedied to the Agent’s satisfaction for a period of ten (10) days from the date of such breach;
          (e) breach by any Company in any material respect of any warranty, representation or covenant of Paragraphs 3.3 (other than the fourth sentence of Paragraph 3.3) and 3.4 of Section 3 hereof; Paragraphs 6.3 and 6.4 (other than the first sentence of Paragraph 6.4) of Section 6 hereof; Paragraphs 7.1, 7.5, 7.6, and 7.8 through 7.14 hereof and Paragraphs 4, 5, 6, 7, and 10 of the Security Agreement-Accounts, Inventory, General Intangibles, Equipment and Other Collateral;
          (f) failure of any Company to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to the Revolving Loan Account on the due date thereof;
          (g) any Company shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) have any “accumulated funding deficiency” as defined in ERISA, (iii) have any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect to this sub-paragraph (h) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the reasonable opinion of the Agent, subject such Company to any tax, penalty or other liability material to the business, operations or financial condition of such Company;
          (h) the occurrence of any default or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement evidencing any Indebtedness of any Company having a principal amount in excess of $250,000;
          (i) The takeover process with respect to the Accounts of each Company under the Factoring Agreement shall fail to be completed by the Factoring Takeover Date; or
          (j) the occurrence of any default or event of default (after giving effect to any grace or cure periods) under the Factoring Agreement or Factoring Agreement shall terminate for any reason or the parties shall fail to operate thereunder.
     10.2. Upon the occurrence and during the continuance of an Event of Default, the Agent in its sole discretion may, or upon the written direction of the Required Lenders the Agent shall, declare that, the making of all future loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Financing Agreement shall be thereafter in the Agent’s or the Required Lenders’ sole discretion, and the obligation of the Agent and/or the Lenders to make Revolving Loans, open Letters of Credit and provide Letters of Credit Guaranties, shall cease unless such Default or Event of Default is waived in writing by the Required Lenders or cured to the Agent’s or the Required Lenders’ satisfaction in the exercise of the Agent’s and the Lenders’

reasonable judgment. Upon the occurrence and during the continuance of an Event of Default, the Agent in its sole discretion may, or upon the written direction of the Required Lenders the Agent shall, declare that: (a) all Obligations shall become immediately due and payable; (b) the Agent may charge the Companies the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 of this Financing Agreement, provided that, with respect to this clause “(b)” the Agent has given the Companies written notice of the Event of Default, provided further however, that no notice is required if the Event of Default is the Event listed in Paragraph 10.1(c) of this Section 10; and (c) the Agent may immediately terminate this Financing Agreement upon notice to the Companies; provided, however, that upon the occurrence of an Event of Default listed in Paragraph 10.1(c) of this Section 10, this Financing Agreement shall automatically terminate and all Obligations shall become due and payable, without any action, declaration, notice or demand by the Agent. The exercise of any option is not exclusive of any other option, which may be exercised at any time by the Agent.
     10.3. Immediately upon the occurrence and during the continuance of any Event of Default, the Agent may, to the extent permitted by law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or the Agent may use, at the Companies’ expense, such of the Companies’ personnel, supplies or space at the Companies’ places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Companies or the Agent, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Companies or the Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, at public or private sale, for cash, on credit or otherwise, at the Agent’s sole option and discretion, and the Agent may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Companies; (d) foreclose the security interests in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Inventory, Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory and Equipment and/or Other Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Companies or the Agent, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including but not limited to warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Agent shall deem appropriate and any such costs shall be deemed an Obligation hereunder. Any action taken by CIT pursuant to this paragraph shall not affect commercial reasonableness of the sale. The Companies agree, at the request of the Agent, to assemble the Inventory and Equipment and to make it available to the Agent at premises of the Companies or elsewhere and to make available to the Agent the premises and facilities of the Companies for the purpose of the Agent’s taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys’ fees) shall be applied by the Agent to the payment of the Obligations, whether due or to become due, in such order as the Agent may elect, and the Companies shall remain liable to the Agent for any deficiencies, and the Agent in turn agrees to remit to the Companies or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The Companies hereby indemnifies the Agent and holds the Agent harmless from any and all out-of-pocket costs, expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on the Agent by reason of the exercise of any of its rights, remedies and interests hereunder, including, without limitation, from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by the Companies, the Companies as debtor-in-possession, any secured or unsecured creditors of the Companies, any trustee or receiver in bankruptcy, or otherwise), and the Companies hereby agree to so indemnify and hold the Agent harmless, absent the Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full. In furtherance thereof the Agent, may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgment. Any applicable mortgage(s), deed(s) of trust or assignment(s) issued to the Agent on the Real Estate shall govern the rights and remedies of the Agent thereto.
SECTION 11. Termination
     11.1. Except as otherwise permitted herein, the Agent may terminate this Financing Agreement only as of the initial or any subsequent Anniversary Date and then only by giving the Companies at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing the Agent may terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Paragraph 10.1(c) of Section 10 of this Financing Agreement, this Financing Agreement shall terminate in accordance with paragraph 10.2 of Section 10. This Financing Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date. The Companies may terminate this Financing Agreement at any time upon sixty (60) days’ prior written notice to the Agent, provided that the Companies pay to the Agent immediately on demand an Early Termination Fee, if applicable. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, the Agent may withhold any balances in the Companies’ account (unless supplied with an indemnity or letter of credit satisfactory to the Agent) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations, including an amount of 110% of the face amount of any outstanding Letters of Credit. All of the Agent’s rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.
     11.2. This Agreement shall automatically terminate simultaneously with the termination of the Factoring Agreement.
SECTION 12. Miscellaneous
     12.1. The Companies hereby waive diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of the Agent or the Companies to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.
     12.2. This Financing Agreement and the Loan Documents executed and delivered in connection therewith constitute the entire agreement between the Companies and the Agent; supersede any prior agreements (other than the Original Financing Agreement and the Loan Documents as defined therein, except to the extent each has been amended and restated as contemplated hereunder); can be changed only by a writing signed by both the Companies and the Agent; and shall bind and benefit the Companies and the Agent and their respective successors and assigns.
     12.3. In no event shall the Companies, upon demand by the Agent for payment of any Indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Agent shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Agent ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Companies. This paragraph shall control every other provision hereof, the Loan Documents and of any other agreement made in connection herewith.
     12.4. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.
     12.5. THE COMPANIES, THE LENDERS AND THE AGENT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING

ARISING OUT OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE AGENT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.
     12.6. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from the Companies with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Companies for purposes of this Financing Agreement, provided further that any such transmission shall not relieve the Companies from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile (with confirmation of receipt), or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

(A)	if to CIT, at:

The CIT Group/Commercial Services, Inc.
11 West 42nd Street
New York, New York 10036
Attn: Regional Credit Manager
Fax: 212-461-5347

(B)	if to the Companies at:

Bernard Chaus, Inc.
530 Seventh Avenue
New York, New York 10018
Attn: Barton Heminover
Fax: 212-869-4646

With a courtesy copy of any material notice to the Companies’ counsel at:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036-6797
Attn: Martin Nussbaum
Fax: 1-212-698-3599
provided, however, that the failure of the Agent to provide the Companies’ counsel with a copy of such notice shall not invalidate any notice given to the Companies and shall not give the Companies any rights, claims or defenses due to the failure of the Agent to provide such additional notice.

     12.7. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.
SECTION 13. Agreement between the Lenders
     13.1. (a) The Agent, for the account of the Lenders, shall disburse all loans and advances to the Companies and shall handle all collections of Collateral and repayment of Obligations. It is understood that for purposes of advances to the Companies and for purposes of this Section 13 the Agent is using the funds of the Agent.
          (b) Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Companies that such Lender will not make the amount which would constitute its share of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and the Agent may, in reliance upon such assumption, make available to the Companies a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error. If such Lender’s share of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Revolving Loans hereunder, on demand, from the Companies without prejudice to any rights which the Agent may have against such Lender hereunder. Nothing contained in this subsection shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof. Nothing contained herein shall be deemed to obligate the Agent to make available to the Companies the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its ratable portion thereof.
     13.2. On the Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have their proportionate share of all outstanding Obligations.
     13.3. The Agent shall forward to each Lender, at the end of each month, a copy of the account statement rendered by the Agent to the Companies.
     13.4. The Agent shall, after receipt of any interest and fees earned under this Financing Agreement, promptly remit to the Lenders: (a) their pro rata portion of all fees, provided, however, that the Lenders (other than CIT in its role as the Agent) shall receive their share of the Loan Facility Fee in accordance with their respective agreements with the Agent; or (b) interest computed at the rate and as provided for in Section 8 of this Financing Agreement on all outstanding amounts advanced by the Lenders on each Settlement Date, prior to adjustment, that are subsequent to the last remittance by the Agent to the Lenders of the Companies’ interest.
     13.5. (a) The Lenders may sell participations in the loans and other extensions of credit made and to be made to the Companies hereunder to any Person. The Companies acknowledges that in selling such participations, the Lenders may grant to participants certain rights to consent to waivers, amendments and other actions with respect to this Financing Agreement, provided that the consent of any participant shall be limited solely to matters as to which all Lenders must consent under Section 14.10 hereof. Except for the consent rights set forth above, no participant shall have any rights as a Lender hereunder, and notwithstanding the sale of any participation by a Lender, such Lender shall remain solely responsible to the other parties hereto for the performance of such Lender’s obligations hereunder, and the Companies, the Agent and the other Lenders may continue to deal solely with such Lender with respect to all matters relating to this Financing Agreement and the transactions contemplated hereby. In addition, all amounts payable under this Financing Agreement to a Lender which sells a participation in accordance with this paragraph shall continue to be paid directly to such Lender.
          (b) The Lenders may assign all or any portion of their respective rights and obligations under this Financing Agreement to any Eligible Assignee, provided that (i) the principal amount of loans assigned to any institution shall not be less than $5,000,000, and (ii) the assignor of such right and obligations shall pay to the Agent an assignment processing and recording fee of Five Thousand Dollars ($5,000.00) for the Agent’s own account and (iii) after the occurrence and during the continuance of an Event of Default, the Lenders may assign all or any portion of their respective rights and obligations under this Financing Agreement to any Person without regard to whether such Person is an Eligible Assignee. Each assignment of a Commitment hereunder must be made pursuant to an Assignment and Transfer Agreement. From and after the effective date of an Assignment and Transfer Agreement, (i) the assignee thereunder shall become a party to this Financing Agreement and, to the extent that rights and obligations hereunder have been assigned to such assignee pursuant to such assignment, shall have all rights and obligations of a Lender hereunder, and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by such Lender pursuant to such assignment, shall relinquish its rights and be released from its obligations under this Financing Agreement. No Lender may assign its interest in the loans and advances and extensions of credit hereunder without the prior written consent of the Agent.
          (c) The Companies authorize each Lender to disclose to any such participant or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Companies and their affiliates which has been delivered to such Lender by or on behalf of the Companies pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Companies in connection with such Lender’s credit evaluation of the Companies and their affiliates prior to entering into this Agreement, provided that such Transferee agrees to hold such information in confidence in the ordinary course of its business.
          (d) At the request of Agent from time to time both before and after the Closing Date, the Companies will assist Agent in the syndication of the credit facility provided pursuant to this Financing Agreement and the other Loan Documents. Such assistance shall include, but not be limited to (i) prompt assistance in the preparation of an information memorandum and the verification of the completeness and accuracy of the information and the reasonableness of the projections contained therein, (ii) preparation of offering materials and financial projections by the Companies and their advisors, (iii) providing Agent with all information reasonably deemed necessary by Agent to successfully complete the syndication,

(iv) confirmation as to the accuracy and completeness of such offering materials and information and confirmation that management’s projections are based on assumptions believed by the Loan Parties to be reasonable at the time made, and (v) participation of the Companies’ senior management in meetings and conference calls with potential lenders at such times and places as Agent may reasonably request.
     13.6. The Companies hereby agree that each Lender is solely responsible for its portion of the Line of Credit and that neither the Agent nor any Lender shall be responsible for, nor assume any obligations for the failure of any Lender to make available its portion of the Line of Credit. Further, should any Lender refuse to make available its portion of the Line of Credit, then the other Lender may, but without obligation to do so, increase, unilaterally, its portion of the Line of Credit in which event the Companies are so obligated to that other Lender.
     13.7. In the event that the Agent, the Lenders or any one of them is sued or threatened with suit by the Companies or any one of them, or by any receiver, trustee, creditor or any committee of creditors on account of any preference, voidable transfer or lender liability issue, alleged to have occurred or been received as a result of, or during the transactions contemplated under this Financing Agreement, then in such event any money paid in satisfaction or compromise of such suit, action, claim or demand and any expenses, costs and attorneys’ fees paid or incurred in connection therewith, whether by the Agent, the Lenders or any one of them, shall be shared proportionately by the Lenders. In addition, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Agent to effect collection or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Financing Agreement shall be shared proportionately between and among the Lenders to the extent not reimbursed by the Companies or from the proceeds of Collateral. The provisions of this paragraph shall not apply to any suits, actions, proceedings or claims that (x) predate the date of this Financing Agreement or (y) are based on transactions, actions or omissions that predate the date of this Financing Agreement.
     13.8. Each of the Lenders agrees with each other Lender that any money or assets of the Companies held or received by such Lender, no matter how or when received, shall be applied to the reduction of the Obligations (to the extent permitted hereunder) after (x) the occurrence of an Event of Default and (y) the election by the Required Lenders to accelerate the Obligations. In addition, the Companies authorize, and the Lenders shall have the right, without notice, upon any amount becoming due and payable hereunder, to set-off and apply against any and all property held by, or in the possession of such Lender the Obligations due such Lenders.
SECTION 14. Agency
     14.1. Each Lender hereby irrevocably designates and appoints CIT as the Agent for the Lenders under this Financing Agreement and any ancillary loan documents and irrevocably authorizes CIT as the Agent for such Lender, to take such action on its behalf under the provisions of this Financing Agreement and all ancillary documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Financing Agreement and all ancillary documents together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Financing Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Financing Agreement and the ancillary documents or otherwise exist against the Agent.
     14.2. The Agent may execute any of its duties under this Financing Agreement and all ancillary documents by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.
     14.3. Neither the Agent nor any of its officers, directors, employees, agents, or attorneys-in-fact shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Financing Agreement and all ancillary documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Companies or any officer thereof contained in this Financing Agreement and all ancillary documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Financing Agreement and all ancillary documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Financing Agreement and all ancillary documents or for any failure of the Companies to perform their obligations thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Financing Agreement and all ancillary documents or to inspect the properties, books or records of the Companies.
     14.4. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Companies), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Financing Agreement and all ancillary documents unless it shall first receive such advice or concurrence of the Lenders, or the Required Lenders, as the case may be, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement and all ancillary documents in accordance with a request of the Lenders, or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
     14.5. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Lender or the Companies describing such Default or Event of Default. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders, or Required Lenders, as the case may be; provided that unless and until the Agent shall have received such direction, the Agent may in the interim (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders. In the event the Agent in its sole discretion, or at the request of the Required Lenders, continues to make Revolving Loans and advances under this Financing Agreement upon the occurrence of a Default or Event of Default, any such Revolving Loans and advances may be in such amounts (subject to Paragraph 14.10 hereof) and on such additional terms and conditions as the Agent or the Required Lenders may deem appropriate.
     14.6. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Companies shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Companies and made its own decision to enter into this Financing Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Financing Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition or creditworthiness of the Companies. The Agent, however, shall provide the Lenders with copies of all financial statements, projections and business plans which come into the possession of the Agent or any of its officers, employees, agents or attorneys-in-fact.
     14.7. (a) The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Companies and without limiting the obligation of the Companies to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including, without limitation, all Out-of-Pocket Expenses) of any kind whatsoever (including negligence on the part of the Agent) which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Financing Agreement or any ancillary documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct. The agreements in this paragraph shall survive the payment of the Obligations.
(b) The Agent will use its reasonable business judgment in handling the collection of the Accounts, enforcement of its rights hereunder and realization upon the Collateral but shall not be liable to the Lenders for any action taken or omitted to be taken in good faith or on the written advice of counsel. The Lenders expressly release the Agent from any and all liability and responsibility (express or implied), for any loss, depreciation of or delay in collecting or failing to realize on any Collateral, the Obligations or any guaranties therefor and for any mistake, omission or error in judgment in passing upon or accepting any Collateral or in making (or in failing to make) examinations or audits or for granting indulgences or extensions to the Companies, any account debtor or any guarantor, other than resulting from the Agent’s gross negligence or willful misconduct.
     14.8. The Agent may make loans to, and generally engage in any kind of business with the Companies as though the Agent were not the Agent hereunder. With respect to its loans made or renewed by it or loan obligations hereunder as Lender, the Agent shall have the same rights and powers, duties and liabilities under this Financing Agreement as any Lender and may exercise the same as though it was not the Agent and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.
     14.9. The Agent may resign as the Agent upon 30 days’ written notice to the Lenders and such resignation shall be effective upon the appointment of a successor Agent. If the Agent shall resign or be removed as Agent, then the Lenders shall appoint a successor Agent for the Lenders whereupon such successor Agent, so long as no Event of Default shall have occurred, be subject to the approval of the Companies (which approval shall not be unreasonably withheld) whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Financing Agreement. After any retiring Agent’s resignation hereunder as the Agent the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.
     14.10. Notwithstanding anything contained in this Financing Agreement to the contrary, the Agent will not, without the prior written consent of all Lenders: (a) amend the Financing Agreement to (i) increase the Line of Credit; (ii) reduce the interest rates; (iii) reduce or waive (x) any fees in which the Lenders share hereunder, or (y) the repayment of any Obligations due the Lenders; (iv) extend the maturity of the Obligations; or (v) alter or amend (x) this Paragraph 14.10 or (y) the definitions of Eligible Accounts Receivable, Eligible Inventory, Inventory Loan Cap, Collateral or Required Lenders, or (vi) increase the advance percentages against Eligible Accounts Receivable or Eligible Inventory or alter or amend the Agent’s criteria for determining compliance with such definitions of Eligible Accounts Receivable and/or Eligible Inventory if the effect thereof is to increase Availability; (b) except as otherwise required in this Financing Agreement, release any guaranty or Collateral in excess of $500,000 during any year, or (c) knowingly make any Revolving Loan or assist in opening any Letter of Credit hereunder if after giving effect thereto the total of Revolving Loans and Letters of Credit hereunder for the Companies would exceed one hundred and ten percent (110%) of the maximum amount available under this Financing Agreement (the portion in excess of 100% of such maximum available amount shall be referred to herein as the “Agent Permitted Overadvances”), provided that the Agent shall not be entitled to continue to knowingly make such Agent Permitted Overadvances for a period in excess of ninety (90) days without the Lenders’ consent, and provided further that the foregoing limitations shall not prohibit or restrict advances by the Agent to preserve and protect Collateral. Subject to the provisions of Section 12, Paragraph 12.2 and the provisions of this Paragraph 14.10 of Section 14 of this Financing Agreement, in all other respects the Agent is authorized by each of the Lenders to take such actions or fail to take such actions under this Financing Agreement if the Agent, in its reasonable discretion, deems such to be advisable and in the best interest of the Lenders. Notwithstanding any provision to the contrary contained in this Financing Agreement (including the provisions of Section 12, Paragraph 12.2 and Section 14, Paragraph 14.10 hereof) the Agent is authorized to take such actions or fail to take such actions in connection with (a) the exercise of (i) any and all rights and remedies under this Financing Agreement (including but not limited to the exercise of rights and remedies under Section 10, Paragraph 10.2 of this Financing Agreement) and (ii) its discretion in (x) determining compliance with the eligibility requirements of Eligible Accounts Receivable and/or Eligible Inventory and establishing reserves against Availability in connection therewith and/or (y) the making of Agent Permitted Overadvances, and/or (b) the release of Collateral not to exceed $500,000 in the aggregate during any Fiscal Year, and/or (c) curing any ambiguity, defect or inconsistency in the terms of this Financing Agreement; provided that the Agent, in its reasonable discretion, deems such to be advisable and in the best interests of the Lenders. In the event the Agent terminates this Financing Agreement pursuant to the terms hereof, the Agent will cease making any loans or advances upon the effective date of termination except for any loans or advances which the Agent deems, in its sole discretion, are reasonably required to maintain, protect or realize upon the Collateral.
     14.11. In the event any Lender’s consent is required pursuant to the provisions of this Financing Agreement and such Lender does not respond to any request by the Agent for such consent within 10 days after such request is made to such Lender, such failure to respond shall be deemed a consent. In addition, in the event that any Lender declines to give its consent to any such request, it is hereby mutually agreed that the Agent and/or any other Lender shall have the right (but not the obligation) to purchase such Lender’s share of the Loans for the full amount thereof together with accrued interest thereon to the date of such purchase.
     14.12. Each Lender agrees that notwithstanding the provisions of Section 11 of this Financing Agreement any Lender may terminate its Commitment under this Financing Agreement and the Line of Credit only as of the initial or any subsequent Anniversary Date and then only by giving the Agent 90 days prior written notice thereof. Within 30 days after receipt of any such termination notice, the Agent shall, at its option, either (i) give notice of termination to the Companies hereunder or (ii) purchase, or arrange for the purchase of, the Lender’s share of the Obligations hereunder for the full amount thereof plus accrued interest thereon. Unless so terminated this Financing Agreement and the Line of Credit shall be automatically extended from Anniversary Date to Anniversary Date. Termination of its Commitment under this Financing Agreement by any of the Lenders as herein provided shall not affect the Lenders’ respective rights and obligations under this Financing Agreement incurred prior to the effective date of termination as set forth in the preceding sentence.
     14.13. If the Agent is required at any time to return to the Companies or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Companies to the Agent as result of a bankruptcy or similar proceeding with respect to the Companies, any guarantor or any other Person or entity or otherwise, then each Lender shall, on demand of the Agent, forthwith return to the Agent its ratable share of any such payments made to such Lender by the Agent, together with its ratable share of interest and/or penalties, if any, payable by the Lenders; this provision shall survive the termination of this Financing Agreement.
     14.14. The Lenders agree to maintain the confidentiality of any non-public information provided by the Companies to them, in the ordinary course of their business, provided that the foregoing confidentiality provision shall terminate one (1) year after the termination date of this Financing Agreement, and provided further that any such Lenders may disclose such information (i) to any applicable bank regulatory and auditor personnel and (ii) upon the advise of their counsel that such disclosure is required by applicable law or court.
     14.15. Nothing contained in this Agreement shall be deemed to amend, modify or otherwise affect in any manner whatsoever the terms and provisions of and the rights and remedies available to CIT in its capacity as factor under the Factoring Agreement.
SECTION 15. Borrowing Agent.
     15.1. (a) The Companies hereby irrevocably designate Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of the Companies, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.
          (b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Companies and at their request. Neither Agent nor any Lender shall incur liability to the Companies as a result thereof except due to willful misconduct or gross (not mere) negligence by the Agent or Lender. To induce Agent and Lenders to do so and in consideration thereof, the Companies hereby indemnify Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Companies as provided in this Section 15.1, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15 except due to willful misconduct or gross (not mere) negligence by the indemnified party.
          (c) All Obligations shall be joint and several, and the Companies shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of the Companies shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to the Companies, failure of Agent or any Lender to give the Companies notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against the Companies, the release by Agent or any Lender of any Collateral now or thereafter acquired from the Companies, and such agreement by the Companies to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the Companies or any Collateral for the Companies’ Obligations or the lack thereof. The Companies waive all suretyship defenses with respect to its relationship to its Subsidiaries.
     15.2. Each Company expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which any Companies may now or hereafter have against the other, directly or contingently liable for the Obligations hereunder, or against or with respect to any Company’s property (including, without limitation, any property which is Collateral for the Obligations), as the case may be, arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.
     15.3. That certain Factoring Termination Agreement (as defined in the Original Financing Agreement) is hereby terminated and shall be of no further force and effect as of the Closing Date.
     15.4. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or by electronic transmission in “pdf” or other imaging format shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be effective, executed, accepted and delivered by their proper and duly authorized officers as of the date set forth above.

THE CIT GROUP/COMMERCIAL SERVICES, INC.,
as Agent and Lender

By:	/s/ Kevin J. Winsch

Name:	Kevin J. Winsch
Title:	Senior Vice President

BERNARD CHAUS, INC.

By:	/s/ David Stiffman

Name:	David Stiffman
Title:	Chief Operating Officer

CYNTHIA STEFFE ACQUISITION, LLC

By:	/s/ David Stiffman

Name:	David Stiffman
Title:	Chief Operating Officer

S.L. DANIELLE ACQUISITION, LLC

By:	/s/ David Stiffman

Name:	David Stiffman
Title:	Chief Operating Officer
Signature Page Amended and Restated Financing Agreement

EXHIBIT B
REVOLVING CREDIT NOTE

$30,000,000	Dated as of September 18, 2008
FOR VALUE RECEIVED, the undersigned, BERNARD CHAUS, INC., a New York Corporation (“Chaus”), CYNTHIA STEFFE ACQUISITION, LLC, a New York limited liability company (“CS Acquisition”) and S.L. DANIELLE ACQUISITION, LLC, a New York limited liability company (“Danielle Acquisition” and together with Chaus and CS Acquisition, collectively the “Companies”), hereby, absolutely and unconditionally promises to pay to the order of THE CIT GROUP/COMMERCIAL SERVICES, INC., a New York corporation, (hereinafter “CIT”) with offices located at 11 West 42nd Street, New York, New York 10036, and CIT as agent for the Lenders (the “Agent”), and any other party which now or hereafter becomes a lender hereunder pursuant to Section 13 hereof (individually a “Lender” and collectively the “Lenders”), in lawful money of the United States of America and in immediately available funds, the principal amount of THIRTY MILLION DOLLARS ($30,000,000), or such other principal amount advanced pursuant to Section 3 and Section 5 of the Financing Agreement (as herein defined), such Revolving Loan advances shall be repaid on a daily basis as a result of the application of the proceeds of collections of the Accounts and the making of additional Revolving Loans as described in Section 3. Subject to the terms of the Financing Agreement, the Revolving Loans may be borrowed, repaid and reborrowed by the Companies. A final balloon payment in an amount equal to the outstanding aggregate balance of principal and interest remaining unpaid, if any, under this Note as shown on the books and records of the Agent shall be due and payable on the termination of the Financing Agreement, as set forth in Section 11 thereof.
The Companies further absolutely and unconditionally promise to pay to the order of the Agent at said office, interest, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the dates and at the rates specified in Section 8, of the Financing Agreement.
If any payment on this Note becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
This Note is one of the Promissory Notes referred to in the Financing Agreement, dated as of the date hereof, as the same may be amended and restated and in effect from time to time, among the Companies, the Agent, and the Lenders thereto from time to time (the “Financing Agreement”), and is subject to, and entitled to, all of the terms, provisions and benefits thereof and is subject to optional and mandatory prepayment, in whole or in part, as provided therein. All capitalized terms used herein shall have the meaning provided therefor in the Financing Agreement, unless otherwise defined herein.
The date and amount of the advance(s) made hereunder may be recorded on the grid page or pages which are attached hereto and hereby made part of this Note or the separate ledgers
Exhibit B - 1

maintained by the Agent. The aggregate unpaid principal amount of all advances made pursuant hereto may be set forth in the balance column on said grid page or such ledgers maintained by the Agent. All such advances, whether or not so recorded, shall be due as part of this Note.
The Companies confirm that any amount received by or paid to the Agent in connection with the Financing Agreement and/or any balances standing to its credit on any of its or their accounts on the Agent’s books under the Financing Agreement may in accordance with the terms of the Financing Agreement be applied in reduction of this Note, but no balance or amounts shall be deemed to effect payment in whole or in part of this Note unless the Agent shall have actually charged such account or accounts for the purposes of such reduction or payment of this Note.
This Note amends and restates in its entirety and is given in substitution for (but not in satisfaction of) that certain Revolving Credit Note dated September 27, 2002 issued by the Companies to The CIT Group/ Commercial Services, Inc. in the original principal amount of $40,000,000.
Upon the occurrence of any one or more of the Events of Default specified in the Financing Agreement or upon termination of the Financing Agreement, all amounts then remaining unpaid on this Note may become, or be declared to be, immediately due and payable as provided in the Financing Agreement.

BERNARD CHAUS, INC.

By:

Name:
Title:

CYNTHIA STEFFE ACQUISITION, LLC

By:

Name:
Title:

S.L. DANIELLE ACQUISITION, LLC

By:

Name:
Title:
Exhibit B - 2